                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.:333-72275


PROSPECTUS

                                  [SFX LOGO]


                              OFFER TO EXCHANGE ALL

          OUTSTANDING 9 1/8% SENIOR SUBORDINATED NOTES DUE DECEMBER 2008
                          $200,000,000 PRINCIPAL AMOUNT

                                       FOR

          REGISTERED 9 1/8% SENIOR SUBORDINATED NOTES DUE DECEMBER 2008
                         $200,000,000 PRINCIPAL AMOUNT


We are offering you the opportunity to exchange your 9 1/8% Senior Subordinated Notes due December 2008 for our new 9 1/8% Senior Subordinated Notes due December 2008 that are registered under the Securities Act of 1933 in the exchange offer. Your Old Notes are not registered under the Securities Act of 1933. Exchanging your Old Notes for New Notes will provide you with notes that may be easier to sell and transfer.

Material terms of the exchange offer:

    o EXPIRATION. The exchange offer will expire at 5:00 p.m., New York City time, on May 14, 1999, unless we extend it.

    o EXCHANGE. We will exchange all outstanding Old Notes that are validly tendered and not validly withdrawn before the exchange offer expires.

    o TERMS OF THE NOTES. The terms of the New Notes are substantially identical to the Old Notes, except that the New Notes are registered under the Securities Act of 1933. Certain transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.

    o WITHDRAWAL RIGHTS. You may withdraw tenders of Old Notes at any time before the exchange offer expires.

    o TAX CONSEQUENCES. We believe that the exchange of notes will not be a taxable event for U.S. federal income tax purposes, but you should see "United States Federal Tax Considerations" on page 92 for more information.

    o USE OF PROCEEDS. We will not receive any proceeds from the exchange offer.

    o TRADING. There is no existing market for the New Notes and we will not apply to list them on any securities exchange.


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE YOU TENDER YOUR OLD NOTES AND PARTICIPATE IN THIS EXCHANGE OFFER.


 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                    This prospectus is dated April 15, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

     THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS AND IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SFX THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM THE DIRECTOR OF INVESTOR RELATIONS OF SFX ENTERTAINMENT, INC., 650 MADISON AVENUE, 16TH FLOOR, NEW YORK, NEW YORK 10022, TELEPHONE NUMBER (212) 838-3100. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 7, 1999.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file periodic reports, registration statements and other information with the Securities and Exchange Commission. You may inspect and copy the registration statement on Form S-4, including exhibits, and our periodic reports, registration statements and other information filed with the Commission at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. You may obtain copies from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for more information on the public reference rooms. The Commission also maintains a Web site at http://www.sec.gov which contains our reports, registration statements and proxy and information statements and other information.

     We have filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to our offering of New Notes. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement on Form S-4. You will find additional information about us and the New Notes in the registration statement on Form S-4. All statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed by us with the Commission.

     We "incorporate by reference" into this prospectus the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the Commission will automatically update and supersede this prospectus. We have filed our Annual Report on Form 10-K for the year ended December 31, 1998 with the Commission and it is incorporated in this prospectus by reference. All reports and documents we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, shall be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

     You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus, or the respective dates of those documents we incorporate herein by reference, regardless of the time of delivery of this prospectus. You should rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.

     If we are not required to be subject to the reporting requirements of the Exchange Act in the future, we will be required under the indenture for the New Notes to continue to file with the Commission and to furnish to holders of the New Notes the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. We encourage you to read all of the information in this prospectus carefully, including the "Risk Factors" section, before you exchange your Old Notes. Unless otherwise indicated, all references in this prospectus to "SFX," "Company," "we," "us," or "our" mean SFX Entertainment, Inc., including the entities acquired by SFX and its subsidiaries. The pro forma information contained in this prospectus gives effect to our 1998 and 1999 acquisitions and related financings as if they had occurred on January 1, 1998.


                                       SFX

     We are the world's largest diversified promoter, producer and venue operator for live entertainment events. Our major areas of focus within the live entertainment industry include music, theater, sports and family entertainment. We believe that our leadership position in the industry enhances our ability to maximize ancillary revenue opportunities, including corporate sponsorship sales, advertising, concession sales and product merchandising. For the year ended December 31, 1998, we had pro forma net revenue of approximately $1.3 billion, assuming all of our 1998 and 1999 acquisitions described in our Form 10-K for the year ended December 31, 1998 were completed as of January 1, 1998.

     We own, partially or entirely, and/or operate 82 venues, constituting the largest network of venues in the United States used principally for music concerts and other live entertainment events. As a venue owner/operator, we book and promote events in the venues that we control. We have 16 amphitheaters in the top 10 markets, and own and/or operate venues in 31 of the top 50 markets overall. We also develop and manage touring Broadway shows, selling subscription series in 38 markets.

     During 1998, giving effect to our 1998 and 1999 acquisitions, approximately 37 million people attended approximately 13,200 events promoted and/or produced by us, including approximately 6,250 music concerts, 5,800 theatrical shows, over 800 family entertainment shows and over 350 specialized motor sports shows.

     Our principal objectives are to maximize revenue and cash flow growth opportunities by owning and/or operating leading live entertainment venues, being a leading promoter and producer of live entertainment events and a leading provider of talent representation services.

     Since our formation in December 1997, we have pursued an aggressive acquisition strategy, completing in excess of 20 acquisitions. We recently acquired The Marquee Group, Inc., the Cellar Door group of companies, interests in seven venues and other assets from entities controlled by members of the Nederlander family, and certain other acquisitions. We are currently negotiating additional acquisitions of live entertainment and related businesses.

     The address and telephone number of our principal executive offices are:
650 Madison Avenue, 16th Floor, New York, New York 10022; (212) 838-3100.

                               THE EXCHANGE OFFER


The Exchange Offer..........   We are offering to exchange up to $200,000,000
                               aggregate principal amount of our new 9 1/8%
                               Senior Subordinated Notes due December 2008, or
                               New Notes, which have been registered under the Securities Act of 1933, for a like amount of our outstanding 9 1/8% Senior Subordinated Notes due
                               December 2008, or Old Notes, which we issued on November 25, 1998 in a private offering. To exchange your Old Notes, you must properly tender them and we must accept them.


Expiration Date.............   The exchange offer expires at 5:00 p.m., New
                               York City time, on May 14, 1999, unless we extend it.


Withdrawal Rights...........   You may withdraw the tender of your Old Notes
                               at any time before 5:00 p.m., New York City time, on the expiration date. If we decide for any reason not to accept any Old Notes for exchange, we will return your Old Notes without expense to you promptly after the expiration or termination of the exchange offer.


Conditions to the Exchange
 Offer......................   The exchange offer is subject to customary
                               conditions, some of which we may waive. We reserve the right to terminate and amend the exchange offer at any time if any such condition occurs before the expiration date.


Interest Payments...........   The New Notes will bear interest from December
                               1, 1998. If we accept your Old Notes for exchange, then you will waive all interest accrued but not paid on such Old Notes.


Procedures for Tendering Old
 Notes......................   If you are a holder of Old Notes who wishes to
                               accept the exchange offer for New Notes:

                                o  you must complete, sign and date the
                                   accompanying Letter of Transmittal, or a facsimile thereof;

                                o arrange for The Depository Trust Company to transmit certain required information to the exchange agent in connection with a book-entry transfer; or

                                o  mail or otherwise deliver such
                                   documentation, together with your Old Notes, to the exchange agent at the address set forth under "The Exchange Offer--Exchange Agent."

                               Do not send Letters of Transmittal and
                               certificates representing Old Notes to us.

                               By tendering your Old Notes in this manner, you will be representing, among other things, that:

                                o the New Notes you acquire pursuant to the exchange offer are being acquired in the ordinary course of your business;

                                o you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes issued to you in the exchange offer; and

                                o  you are not an "affiliate" of ours.


Special Procedures for
 Beneficial Owners...........  If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your Old Notes in the exchange offer, please contact the registered owner as soon as possible and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the Letter of Transmittal and delivering your Old Notes, either arrange to have your Old Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.


Guaranteed Delivery
 Procedures..................  If you wish to tender your Old Notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Notes."


Appraisal or Dissenters'
 Rights......................  Owners of Old Notes do not have any appraisal or dissenters' rights in the exchange offer.


Consequences of Not Exchanging
 Old Notes..................   If you do not tender your Old Notes or we
                               reject your tender, you will not be entitled to any further registration rights or exchange rights, except under limited circumstances, and your Old Notes will continue to be subject to certain restrictions on transfer. However, your Old Notes will remain outstanding and entitled to the benefits of the indenture governing them.

Resales.....................   We believe that you can offer for resale,
                               resell or otherwise transfer the New Notes without complying with further registration and prospectus delivery requirements of the
                               Securities Act if you make the representations described above under "Procedures for Tendering
                               Old Notes."

                               If you are unable to make any of such
                               representations and you transfer any New Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act and applicable state securities laws. We will not assume or indemnify you against such liability.


Federal Tax Consequences....   Your exchange of Old Notes for New Notes
                               pursuant to the exchange offer generally will not result in any gain or loss to you for United
                               States federal income tax purposes. For more information, see "United States Federal Tax
                               Considerations."


Use of Proceeds.............   We will receive no proceeds from the exchange
                               offer. We will pay all of our expenses related to the exchange offer.


Exchange Agent..............   ChaseMellon Shareholder Services, L.L.C. is the
                               exchange agent for the exchange offer.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The form and terms of the New Notes are substantially identical as the form and terms of the Old Notes, except that the New Notes are registered under the Securities Act. As a result, the New Notes do not bear legends restricting their transfer and are not subject to the registration rights and liquidated damage provisions relating to the Old Notes, except in limited circumstances. The New Notes represent the same debt as the Old Notes. Both the Old Notes and the New Notes are governed by the same indenture.


Securities Offered..........   $200,000,000 principal amount of our new 9 1/8%
                               Senior Subordinated Notes due December 2008.


Maturity....................   December 1, 2008.


Interest Payment Dates......   June 1 and December 1, beginning June 1, 1999.


Subsidiary Guarantors.......   Each guarantor is our subsidiary. However, not
                               all of our subsidiaries are guarantors of the New
                               Notes. If we cannot make payments on the New
                               Notes when they are due, the subsidiary
                               guarantors must make them instead.


Ranking.....................   The New Notes and the subsidiary guarantees:

                                o  are senior subordinated debts;

                                o  are general unsecured obligations of ours;

                                o rank behind all of our existing and future senior debt, and ahead or even with all of our other debt; and

                                o rank even with our 9 1/8% Senior Subordinated Notes due February 1, 2008.

                                Assuming we had completed the exchange of the New Notes for the Old Notes on December 31, 1998, the New Notes and the subsidiary guarantees:

                                o  would have been subordinated to $234.1
                                   million of senior debt; and

                                o  would have ranked equally with $350.0
                                   million of other senior subordinated debt.


Optional Redemption.........   On or after December 1, 2003, we may redeem at
                               our option some or all of the New Notes at any time at the redemption prices listed in the section "Description of the New Notes--Optional
                               Redemption."

                               Before December 1, 2001, we may redeem up to $70.0 million of the New Notes with the proceeds of certain public offerings of our equity at the redemption price listed in the section "Description of the New Notes--Optional Redemption."


Mandatory Redemption........   If we sell certain assets or experience
                               specific kinds of changes of control, we must offer to repurchase your New Notes at 101% of the principal amount plus accrued interest through the repurchase date. For more information, see
                               "Description of the New Notes-- Repurchase at the Option of Holders--Change of Control."


Certain Covenants...........   The indenture covering the notes contains
                               covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

                                o  borrow money;

                                o  sell assets;

                                o  pay dividends on stock or purchase stock;

                                o  make certain payments or investments;

                                o  use assets as security in other
                                   transactions; and

                                o sell or transfer certain assets or merge with or into other companies.

                                For more information on covenants, see
                                "Description of the New Notes--Certain
                                Covenants."


                                  RISK FACTORS

     You should consider carefully all of the information set forth in this prospectus and, in particular, the specific factors set forth under "Risk Factors" before deciding to tender your Old Notes and participate in the exchange offer.

                        SELECTED COMBINED FINANCIAL DATA

     The Selected Combined Financial Data of SFX includes the historical consolidated financial statements of Delsener/Slater and affiliated companies, the predecessor of SFX, for each of the three years ended December 31, 1996 and the historical consolidated financial statements of SFX for each of the years ended December 31, 1997 and 1998. The financial information has been derived from the audited and unaudited financial statements of SFX and Delsener/Slater, and should be read in conjunction therewith.


                                                                              YEAR ENDED DECEMBER 31,
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)
                                                       ----------------------------------------------------------------------
                                                                     PREDECESSOR
                                                       ---------------------------------------
                                                            1994          1995         1996          1997           1998
                                                       -------------   ----------   ----------   -----------   --------------
STATEMENT OF OPERATIONS DATA:
Revenue ............................................      $92,785       $47,566       $50,362       $96,144        $884,286
Cost of revenue ....................................       83,361        39,691        41,584        73,881         678,756
Selling, general & administrative expenses .........        7,237         7,487         9,102         9,536         111,748
Depreciation & amortization (1) ....................          755           750           747         5,431          62,197
Corporate expenses (2) .............................          --             --            --         2,206          11,194
Non-cash charges ...................................          --             --            --            --          34,051
Non-recurring charges ..............................          --             --            --            --           5,600
                                                          -------       -------      --------     ---------      ----------
Operating income (loss) ............................        1,432          (362)       (1,071)        5,090         (19,260)
Interest expense ...................................         (144)         (144)          (60)       (1,590)        (50,759)
Other income, net ..................................          138           178           198           295           2,455
Equity income (loss) from investments ..............           (9)          488           524           509           4,630
                                                          ---------     -------      --------     ---------      ----------
Income (loss) before income taxes ..................        1,417           160          (409)        4,304         (62,934)
Provision for income taxes .........................            5            13           106           490           3,000
                                                          --------      -------      --------     ---------      ----------
Net income (loss) ..................................       $1,412        $  147        $ (515)      $ 3,814        $(65,934)
                                                          ========      =======      ========     =========      ==========
Net income (loss) per common share .................                                                $   .26        $  (2.75)
                                                                                                  =========      ==========
OTHER OPERATING DATA:
EBITDA (3) .........................................       $2,187        $  388        $ (324)      $10,521        $ 42,937
                                                          ========      =======      ========     =========      ==========
Ratio of earnings to fixed charges (4) .............         4.6x          1.4x            --          2.5x              --
CASH FLOW FROM:
Operating activities ...............................       $2,959        $ (453)       $4,214       $ 1,005        $ 27,441
Investing activities ...............................           --             --         (435)      (73,296)       (891,920)
Financing activities ...............................         (477)         (216)       (1,431)       78,270         906,521
BALANCE SHEET DATA (AS OF END OF PERIOD):
Current assets .....................................       $4,453        $3,022        $6,191       $11,220        $148,733
Property and equipment, net ........................        3,728         2,978         2,231        59,685         292,626
Intangible assets, net .............................          --            --             --        60,306         898,433
Total assets .......................................        8,222         6,037         8,880       146,942       1,383,452
Current liabilities ................................        3,423         3,138         7,973        22,437         163,414
Long-term debt, including current portion ..........        1,830            --            --        16,178         773,776
Temporary equity ...................................           --            --            --            --          16,500
Stockholders' equity ...............................        2,969         2,900           907       102,144         378,536

----------
(1) Includes $2,406 of integration and start-up costs for the year ended December 31, 1998.
(2) Net of Triathlon Broadcasting Company, a related party, fees of $1,794 and $530 for the years ended December 31, 1997 and 1998, respectively.
(3) "EBITDA" is defined as earnings before interest, taxes, other income, net equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principals ("GAAP"), SFX believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX's operating performance or liquidity which is calculated in accordance with GAAP. SFX believes that the operating performance of entertainment companies, such as SFX, is measured, in part, by their ability to generate EBITDA. Further, SFX uses EBITDA as its primary indicator of operating performance and as a measure of liquidity.

(4) Earnings were insufficient to cover fixed charges by $393 and $60,125 for the years ended December 31, 1996 and 1998, respectively.

                                  RISK FACTORS

     You should consider carefully the following risk factors and all of the information set forth in this prospectus before tendering your Old Notes and participating in the exchange offer. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus. See "Safe Harbor for Forward-Looking Statements."

RISKS RELATING TO THE NOTES

     YOU MAY SUFFER NEGATIVE CONSEQUENCES IF YOU DO NOT EXCHANGE YOUR NOTES.

     If you do not exchange your Old Notes for the New Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the Old Notes under any law. In addition, if you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes would be damaged. For more information on the consequences of not exchanging your Old Notes, see "The Exchange Offer--Consequences of Failure to Exchange."


     SFX HAS A SUBSTANTIAL AMOUNT OF DEBT, WHICH MAY HARM OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We have a substantial amount of debt, and the amount of our debt is likely to substantially increase in the future. Our consolidated debt as of April 8, 1999 was approximately $846.0 million.

     The amount of our debt could harm us and harm your investment in us. These consequences include:

    o  making it more difficult for us to make payments required by the notes;


    o making us more vulnerable to general adverse economic and industry conditions;

    o limiting our ability to obtain money to pay for future acquisitions, working capital, capital expenditures and other general corporate requirements;

    o dedicating more of our cash flow to paying off our debt, which will reduce the amount of cash available to pay for working capital, capital expenditures or other general corporate needs;

    o limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

    o placing us at a competitive disadvantage to competitors that have less debt.

     Our ability to pay principal and interest on our debt on time, to refinance our debt, or to pay for planned expenditures will depend on various factors, some of which we will not be able to control. These factors include restrictions contained in our credit facility and the indentures relating to the Old Notes and the Notes due February 2008, which may limit our ability to, among other things, borrow additional funds. We may be unable to generate enough money to pay our debts because of insufficient cash flow from operations or because we are not able to raise additional capital funds by selling securities. We may also be required to refinance a part of our debt before the debt matures.


     SFX, AS A HOLDING COMPANY, DEPENDS ON ITS SUBSIDIARIES TO MEET ITS FINANCIAL OBLIGATIONS.

     We are a holding company with no significant assets other than the stock of our subsidiaries. In order to meet our financial needs, we will rely exclusively on repayments of interest and principal on intercompany loans made by us to our operating subsidiaries and income from dividends and other cash flow from such subsidiaries. We cannot assure you that our operating subsidiaries will generate sufficient net income to pay upstream dividends or cash flow to make payments of interest and principal to us in respect of our intercompany loans.


     YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS.

     The notes and the subsidiary guarantees rank behind all the indebtedness of us and our subsidiaries which guarantee the notes, other than trade payables, and all of our and their future borrowings, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. The notes rank the same as our Notes due February 2008 in the principal amount of $350.0 million. As a result, upon any distribution to our creditors or the creditors of the Subsidiary Guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the Subsidiary Guarantors or our or their property, the holders of our senior debt and of the Subsidiary Guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

     In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 days each year in the event of certain non-payment defaults on senior debt.


     If a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the Subsidiary Guarantors occurs, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness and of the Subsidiary Guarantors in the assets remaining after we and the Subsidiary Guarantors have paid all of the senior debt. In any of these cases, we and the Subsidiary Guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, pro rata, than the holders of senior debt.

     Our obligations under the notes are subordinate and junior in right of payment to all of our existing and future senior debt. As of December 31, 1998, on a pro forma basis giving effect to the 1999 acquisitions and the application of the net proceeds from the 1999 equity offering, approximately $275.0 million of our total consolidated indebtedness would have been senior debt, including approximately $229.0 million of borrowings under the senior credit facility. The indenture allows us to borrow substantial additional indebtedness, including senior debt, in the future. See "Description of Indebtedness."

     YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF SFX'S NON-GUARANTOR SUBSIDIARIES DECLARES BANKRUPTCY, LIQUIDATES OR REORGANIZES.

     Some but not all of our subsidiaries guarantee the notes. In a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of December 31, 1998, the notes would have been effectively junior to $275.0 million of indebtedness and other liabilities, including trade payables, of these non-guarantor subsidiaries and approximately $121.0 million would have been available to those subsidiaries for future borrowing under our credit facility after giving effect to our 1999 acquisitions. The non-guarantor subsidiaries generated 1.9% of our consolidated revenues and 2.8% of our consolidated EBITDA in the year ended December 31, 1998 and held 2.1% of our consolidated assets as of December 31, 1998, in each case after giving effect to our 1999 acquisitions.


     SFX'S CREDIT FACILITY AND INDENTURES RESTRICT ITS OPERATIONS.

     Our indentures and our credit facility restrict our ability and our subsidiaries' ability to, among other things:

    o  sell or transfer assets;

    o  incur additional debt;

    o  repay other debt;

    o  pay dividends;

    o  make certain investments or acquisitions;

    o  repurchase or redeem capital stock;

    o  engage in mergers or consolidations; and

    o  engage in certain transactions with subsidiaries and affiliates.

     The indentures and the credit facility also require us to comply with certain financial ratios.

     These restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities.

     If we cannot comply with the requirements in our credit facility, then the lenders may require us to repay immediately all of the outstanding debt under our credit facility. If our debt payments were accelerated, our assets might not be sufficient to fully repay our debt. These lenders may also require us to use all of our available cash to repay our debt or may prevent us from making payments to other creditors on certain portions of our outstanding debt.

     We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such a case, our business, results of operations and financial condition would suffer.


     FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS FROM GUARANTORS.

     Any of our creditors may file a lawsuit objecting to our obligations under the New Notes or the use of the proceeds from the Old Notes. A court could void our obligations under the New Notes, subordinate the New Notes to our other debt or order the holders to return any amounts paid for the Old Notes to us or to a fund benefitting the creditors if the court finds we intended to defraud a creditor, or did not receive fair value for the Old Notes, and we either:

    o  were insolvent or became insolvent by offering the Old Notes;

    o  did not have enough capital to engage in our business; or

    o  intended to or believed that we overextended our debt obligations.

Creditors of the Subsidiary Guarantors may also object to the Subsidiary Guarantors' guarantees of the New Notes. In such circumstances, a court could order the relief outlined above for the same reasons outlined above. In addition, the creditors of the Subsidiary Guarantors could claim that since the guarantees were made for our benefit, the Subsidiary Guarantors did not receive fair value for the guarantees.

     The measure of insolvency for fraudulent transfer laws will vary in different jurisdictions. We believe that at the time we incurred the debt constituting the Old Notes and the subsidiary guarantees, we and the Subsidiary Guarantors were neither insolvent nor to be rendered insolvent as a result. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.


     SFX MAY NOT HAVE THE FUNDS NECESSARY TO FINANCE A CHANGE OF CONTROL OFFER FOR THE NOTES.

     Upon the occurrence of certain change of control events, we will be required to repay significant debt and offer to repurchase all outstanding notes. If Mr. Sillerman directly or indirectly owns less than 30% of the combined voting power of the Class A and Class B common stock of SFX, then a "Change in Control" will occur under the senior credit facility. This would require us to repay all outstanding debt under the senior credit facility. Mr. Sillerman currently holds approximately 34.4% of SFX's voting power. This amount will decrease if we sell additional voting stock to third parties or issue it in future acquisitions or upon the exercise of currently outstanding options or options to be issued in the future.

     In addition, if anyone other than Mr. Sillerman owns over 35% of the voting power of SFX common stock, we are required to offer to repurchase the notes and the Notes due February 2008 at 101% of their principal amount plus accrued interest and liquidated damages. If a change of control were to occur, we cannot assure you that we would have sufficient money or be able to arrange financing to perform the obligations or that the restrictions in other indebtedness permit us from performing our obligations. The indenture does not protect holders of notes from certain corporate transactions such as a highly leveraged transaction, reorganization, restructuring, merger or similar event that does not result in a change of control. You should read "Description of the New Notes--Repurchase at the Option of Holders--Change of Control" and "Description of Indebtedness" for more information.


     IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THESE NOTES, IT WILL BE DIFFICULT TO SELL THESE NOTES OR TO RECEIVE AN ATTRACTIVE PRICE.

     The New Notes have no existing trading market. We do not intend to apply for listing or quotation of the New Notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. We also cannot assure you regarding your ability to sell New Notes or the price at which the New Notes might be sold. Although the initial purchasers of the Old Notes have informed us that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. As a result, the market price of the New Notes could be harmed. Historically, the market for non-investment grade debt, such as the New Notes, has been subject to disruptions that have caused substantial volatility in the prices of such securities. Any such disruptions may reduce the value of the New Notes.

COMPANY SPECIFIC RISKS

     IF SFX IS UNABLE TO INTEGRATE THE OPERATIONS OF ITS VARIOUS BUSINESSES, ITS OVERALL BUSINESS MAY SUFFER.

     We have grown rapidly since our formation in December 1997, mainly by acquiring established live entertainment businesses. For example, as of December 31, 1998, on a pro forma basis, our 1999 acquisitions represented 15% of our revenues and 25% of our assets. If we are unable to integrate our various businesses effectively, then our business, financial condition and operating results may suffer.

     As you evaluate our prospects, you should consider the many risks we will encounter during our process of integrating these acquired businesses, including:

    o  the distraction of management's attention from other business concerns;


    o our entry into markets where we have previously limited or no experience; and

    o potential loss of key employees or customers of the acquired businesses.

Although our management has significant experience, it may be unable to effectively integrate the acquired businesses, if such acquisitions are consummated, without encountering the difficulties described above, and the combined companies may not benefit as expected from the integration.


     IF SFX IS UNABLE TO COMPLETE OTHER ACQUISITIONS IN THE FUTURE, SFX'S BUSINESS MAY SUFFER.


     We are currently negotiating additional acquisitions and expect to seek additional acquisitions of live entertainment and related businesses in the future. However, we may be unable to:

    o  identify and acquire additional suitable businesses;

    o  obtain the financing necessary to acquire the businesses; or

    o obtain lenders' consents under our credit facility to acquire the businesses.


Our inability to obtain financing for future acquisitions or to complete acquisitions due to regulatory concerns could damage our business, financial condition and results of operations.


     Even if we are able to complete future acquisitions, they could result in our issuance of more of our stock, which may dilute the value of existing common stock; incurring a substantial amount of additional debt; and/or amortizing expenses related to goodwill and other intangible assets. Any or all of these actions could damage our business, financial condition and results of operations.


     SFX MAY BE FORCED TO SELL SOME OF ITS SUBSIDIARIES, WHICH MAY PREVENT SFX FROM REALIZING THE FULL VALUE OF THESE SUBSIDIARIES.


     We have granted rights to re-purchase some of our subsidiaries. These rights may discourage potential bidders for the affected assets from negotiating with us, and may keep us from realizing the full productive value of these subsidiaries over time.

     PACE. In connection with our acquisition of PACE Entertainment Corporation, Brian Becker received an option to acquire PACE's motor sports business--or, if that business is sold, PACE's theatrical business--at its fair market value. Mr. Becker may only exercise this option within 15 days after February 25, 2000. Mr. Becker's exercise of this option would result in termination of his employment agreement. Mr. Becker's exercise of this option could damage our business, financial condition and results of operations.

     In addition, from February 25, 1999 to February 25, 2000, Mr. Becker will also have a right of first refusal under certain circumstances to acquire PACE's theatrical or motor sports line of business at a price equal to 95% of any proposed purchase price by a third party. On a pro forma basis for our 1998 and 1999 acquisitions, specialized motor sports would have accounted for approximately 4.1%, and theatrical would have accounted for approximately 17.5%, of our total revenues for the year ended December 31, 1998.

     DON LAW. In connection with our acquisition of Blackstone Entertainment, LLC, also known as "Don Law," we granted the seller a right of first offer and refusal. The right allows the seller to purchase, with certain exceptions, the assets we acquired in the acquisition if we elect to sell those assets before July 2, 2000.

     BGP. We have agreed that we will not sell the assets of BG Presents, Inc. before February 24, 2001, without giving the sellers the opportunity to purchase the assets on the same terms.

     OTHER ACQUISITIONS. In addition, we have granted similar rights of first refusal to sellers in certain other acquisitions.

     SFX MAY HAVE LOWER REVENUES BECAUSE IT IS UNABLE TO SECURE APPROPRIATE ARTISTS, EVENTS AND VENUES.

     As a participant in the live entertainment industry, our ability to generate revenues is highly sensitive to public tastes, which are unpredictable. A change in public tastes, an increase in competition or a lack of performer or event availability could damage our business, financial condition and results of operations. Similarly, our ability to generate revenues from live entertainment events may be limited if other competitive forms of entertainment are available. Since we rely on unrelated parties to create and perform live entertainment content, any lack of availability of popular musical artists, touring Broadway shows, specialized motor sports talent and other performers could limit our ability to generate revenues.

     We require access to venues to generate revenues from live entertainment events. We operate a number of our live entertainment venues under leasing or booking agreements. Our long-term success will depend in part on our ability to renew these agreements when they expire or end. We may be unable to renew these agreements on acceptable terms or at all, and we may be unable to obtain favorable agreements with new venues.

     SFX MAY HAVE ENVIRONMENTAL LIABILITIES THAT COULD AFFECT ITS RESULTS OR OPERATIONS OR FINANCIAL CONDITION.

     We may be subject to significant environmental liabilities. We own or lease, or have other contractual interests in, numerous pieces of real property, many of which we recently acquired. Our properties are subject to environmental laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances or materials. Our properties may also be subject to noise level restrictions, which may affect, among other things, the hours of operation of our venues. Additionally, certain laws and regulations could hold us strictly, jointly and severally responsible for the correction of hazardous substance contamination at our facilities or at third-party waste disposal sites, and could hold us responsible for any personal or property damage related to the contamination.


       THE DEPARTMENT OF JUSTICE INVESTIGATION MAY HARM SFX'S OPERATIONS.


     We have received a preliminary inquiry from the Department of Justice seeking information on our acquisitions of live entertainment venues and businesses throughout the United States. The Department of Justice is investigating whether these acquisitions might give us undue market power in producing, promoting or exhibiting live entertainment events. We have cooperated with the Department of Justice, and believe that our operations and plan of acquisitions comply with applicable antitrust laws. However, if the Department of Justice disagrees, it might file a lawsuit to force us to divest ourselves of some of our operations. If such a lawsuit were filed, SFX would vigorously defend the case. However, if such a lawsuit were decided adversely to SFX, it could have a material adverse impact on our business, results of operations and financial condition.


          POTENTIAL CONFLICTS OF INTEREST MAY AFFECT SFX'S OPERATIONS.


     We are subject to potential conflicts of interest arising out of our relationship with our affiliates. We have issued, and may issue in the future, shares of Class B common stock, which have 10 votes per share in most matters. Robert F.X. Sillerman and Michael G. Ferrel currently hold all of the issued and outstanding shares of Class B common stock, which represents approximately 32.3% of our total voting power. Together, Messrs. Sillerman and Ferrel beneficially control approximately 38.0% of the combined voting power of SFX. Messrs. Sillerman and Ferrel are also officers and directors of ours. The holders of these shares will probably have the ability to control certain decisions concerning our management which may present conflicts of interest between the holders of the notes and the holders of the Class B common stock. The holders of Class B common stock generally will have the ability to control our business affairs and to determine the outcome of most corporate transactions or other matters requiring stockholder approval. Such matters requiring stockholder approval include, among others:


  o  an amendment to our articles of incorporation;


  o  the authorization of additional shares of capital stock; and


  o a merger, consolidation or sale of all or substantially all of our assets or stock.


The holders of Class B common stock thus can prevent or cause a change of control of SFX, either of which may adversely affect us or our results of operations.


          SFX'S OPERATIONS MAY SUFFER FROM YEAR 2000 COMPUTER PROBLEMS.


     Year 2000 issues exist when computers record dates using two digits rather than four, and then use the dates for arithmetic operations, comparisons or sorting. A two-digit recording may recognize a date using "00" as 1900 rather than 2000, which could cause computer systems to perform inaccurate computations or fail to operate. Although we do not anticipate being subject to a material impact in this area, if we and the companies with which we do business do not take adequate preventative action, then the Year 2000 problem could damage our business, financial condition and results of operations.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     We sold the Old Notes on November 25, 1998 to Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., BancBoston Roberston Stephens Inc. and BNY Capital Markets, Inc. (collectively, the "Initial Purchasers") pursuant to a purchase agreement. These Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and in non-U.S. transactions pursuant to Regulation S under the Securities Act. As a condition to the sale of the Old Notes, SFX, the Subsidiary Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on November 25, 1998.

     Pursuant to the Registration Rights Agreement, we agreed that, unless the exchange offer is not permitted by applicable law or Commission policy, we would:

 o file with the Commission a registration statement under the Securities Act with respect to the New Notes within 100 days of such agreement's execution;

 o use our best efforts to cause such registration statement to become effective under the Securities Act within 145 days of such agreement's execution; and

 o upon effectiveness of the registration statement, commence the exchange offer and use our best efforts to maintain the effectiveness of the registration statement and keep the exchange offer open for at least 20 business days.

     A copy of the Registration Rights Agreement is filed as a copy to the registration statement of which this prospectus is a part. We are making this exchange offer to satisfy our obligations under the Registration Rights Agreement. The term "holder," with respect to the exchange offer, means any person in whose name Old Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC"). Other than pursuant to the Registration Rights Agreement, we are not required to file any registration statement to register any outstanding Old Notes. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.


RESALE OF THE NEW NOTES

     We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and there can be no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Commission, we believe that a holder who exchanges the Old Notes for the New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of the Securities Act.

     Any holder of Old Notes who is an "affiliate" of ours or who intends to distribute the New Notes, or any broker-dealer who purchased Old Notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

 o cannot rely on the staff's interpretations in the above-mentioned interpretive letters;

 o cannot tender Old Notes in the exchange offer; and

 o must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Old Notes, unless the sale is exempt.

     In addition, if any broker-dealer acquired Old Notes for its own account as a result of market-making or other trading activities and exchanges the Old Notes for the New Notes, the broker-dealer must deliver a prospectus with any resales of the New Notes.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. A broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act if it makes this acknowledgment and delivers a prospectus in connection with any resale. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, we agreed to make this prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Commission declares the registration statement effective. See "Plan of Distribution."


TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING NOTES

     Subject to the terms and conditions set forth in this prospectus and in the accompanying Letter of Transmittal, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the exchange offer. As used in this prospectus, the term "Expiration Date" means 5:00 p.m., New York City time, on May 14, 1999; provided, however, that if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "Expiration Date" means the latest time and date to which we extend the exchange offer.

     The form and terms of the New Notes are substantially identical as the form and terms of the Old Notes, except that:

 o the New Notes are registered under the Securities Act and, therefore, the New Notes do not bear legends restricting their transfer; and

 o holders of the New Notes will not be entitled to the rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the exchange offer.

The New Notes will evidence the same debt as the Old Notes, which they replace. The New Notes will be issued under, and be entitled to the benefits of, the indenture, which authorized the issuance of the Old Notes. The indenture will treat the Old Notes and the New Notes as a single class of debt securities.

     As of the date of this prospectus, $200.0 million aggregate principal amount of the Old Notes are outstanding. This prospectus and the Letter of Transmittal are first being sent on or about April 15, 1999, to all holders of Old Notes known to us. Our obligation to accept Old Notes for exchange pursuant to the exchange offer is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer."

     Holders of the Old Notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Securities and Exchange Act of 1934, as amended, and the related rules and regulations of the Commission.

     If holders do not tender Old Notes or tender Old Notes that we do not accept, their Old Notes will remain outstanding. Any Old Notes will be entitled to the benefits of the indenture, but will not be entitled to any further registration, except under limited circumstances. See "Risk Factors--Risks Relating to the Notes--You may suffer negative consequences if you do not exchange your notes."

     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving written notice of such extension to the Old Note holders as described below. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer, and we may accept such notes for exchange. We will return at no expense to the holder, any Old Notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes not already accepted for exchange, if any of the events specified below under "--Certain Conditions to the Exchange Offer" should occur. We will give written notice of any extension, amendment, nonacceptance or termination to the holders of the Old Notes as promptly as practicable. We will issue notices, in the case of any extension of the exchange offer, by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.


PROCEDURES FOR TENDERING NOTES

     Tender

     When an Old Note holder validly tenders, and we accept, the Old Notes, this will constitute a binding agreement between us and such holder subject to the terms and conditions set forth in this prospectus and the Letter of Transmittal.

     To validly tender in the exchange offer, a holder must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Chase Mellon Shareholder Services, L.L.C., the exchange agent, at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either:


 o the exchange agent must receive the certificates for the Old Notes and the Letter of Transmittal; or

 o the exchange agent must receive, prior to May 14, 1999, a timely confirmation of a book-entry transfer of such Old Notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below; or

 o the holder must comply with the guaranteed delivery procedures described below.

     If you tender fewer than all of your Old Notes, you should fill in the amount of notes tendered in the appropriate box on the Letter of Transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all Old Notes that you hold.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OWN ELECTION AND RISK. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. DO NOT SEND LETTERS OF TRANSMITTAL OR OLD NOTES TO US.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder of Old Notes promptly and instruct such registered holder of Old Notes to tender on behalf of the beneficial owner. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either:

 o make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name; or

 o obtain a properly completed bond power from the registered holder of the Old Notes.

The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

 o by a registered Old Note holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

 o for the account of an Eligible Institution.

An "Eligible Institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If signatures on a Letter of Transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an Eligible Institution. If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

     Determination of Validity

     We, in our sole discretion, will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Old Notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Old Notes improperly tendered or to not accept any Old Notes which acceptance might, in our judgment or that of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer. We need not waive similar conditions or irregularities in the case of other Old Notes. Our interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of us incur any liability for failure to give such notification.

     If a person or persons other than the registered holder or holders of Old Notes signs the Letter of Transmittal, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the Letter of Transmittal or any Old Notes or powers of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such persons' authority to so act unless we waive this requirement.

     By tendering, each holder will represent to us that, among other things:

(1) the New Notes to be acquired by the holder of the Old Notes in connection with the exchange offer are being acquired by the holder in the ordinary course of business of the holder;

(2) the holder has no arrangement or understanding with any person to participate in the distribution of New Notes;

(3) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the exchange offer for the purposes of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters;

(4) the holder understands that a secondary resale transaction described in clause (3) above and any resales of New Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission; and

(5) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     We will issue to the exchange agent New Notes for Old Notes validly tendered and accepted and not validly withdrawn promptly after the Expiration Date. See "--Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent might not deliver the New Notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

     For each Old Note accepted for exchange, the Old Note holder will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. The New Notes bear interest at a rate equal to 9 1/8% per annum. Interest on the New Notes is payable semi-annually on each December 1 and June 1, commencing on June 1, 1999. Registered holders of the New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes. Holders of Old Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Notes.

     In all cases, the issuance of New Notes for Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent timely receives either certificates for such Old Notes or book-entry confirmation of such Old Notes into the exchange agent's account at DTC, a properly completed and duly executed Letter of Transmittal and all other required documents. If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered Old Notes, or if Old Notes are submitted for a greater amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Old Notes without expense to the tendering holder--or, in the case of Old Notes tendered by book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC--as promptly as practicable after the expiration or termination of the exchange offer.

     The exchange agent is an agent for SFX for receiving tenders of the Old Notes, Letters of Transmittal and related documents. The exchange agent is also an agent for tendering holders for receiving the Old Notes, Letters of Transmittal and related documents and transmitting the New Notes to validly tendering holders. If for any reason, we:

 o delay the acceptance or exchange of any Old Notes;

 o extend the exchange offer; or

 o are unable to accept or exchange Old Notes,

then the exchange agent may, on behalf of SFX and subject to Rule 14e-1(c) under the Exchange Act, retain tendered notes. Notes retained by the exchange agent may not be withdrawn, except according to the withdrawal procedures outlined in the section entitled "--Withdrawal Rights" below.

     In tendering Old Notes, you must warrant in the Letter of Transmittal that:

 o you have full power and authority to tender, exchange, sell, assign and transfer Old Notes;

 o SFX will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and other encumbrances; and

 o the Old Notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the Old Notes.


BOOK-ENTRY TRANSFER

     In order to facilitate the exchange offer, the exchange agent will request DTC to establish an account with respect to the Old Notes for the exchange offer within two business days after the date of this prospectus. Additionally, any financial institution that is a participant in DTC's book-entry systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and other required documents, must in any case be transmitted to and received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.


GUARANTEED DELIVERY PROCEDURES

     If a registered holder of Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the exchange agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, then a tender may be effected if:

 o the tender is made through an Eligible Institution;

 o before the Expiration Date, the exchange agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the exchange agent; and

 o the exchange agent receives the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the Letter of Transmittal, within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.


WITHDRAWAL RIGHTS

     You may withdraw tenders of Old Notes at any time on or before the Expiration Date.

     To validly withdraw, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must:

 o specify the name of the person who tendered the Old Notes to be withdrawn;

 o identify the Old Notes you want to withdraw, including the total amount of such Old Notes; and

 o where certificates for Old Notes have been transmitted, specify the name in which such Old Notes are registered, if different from that of the withdrawing holder.

     If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, before the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or terminations of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or before the Expiration Date.


CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes. We may terminate or amend the exchange offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events will occur, which in our sole judgment in any case, and regardless of the circumstances, including any action by us, giving rise to any event described below, makes it inadvisable to proceed with the exchange offer and/or acceptance for exchange or with such exchange:

 o if any court, governmental agency or other governmental regulatory or administrative agency or commission threatens, institutes or issues any action, injunction or order of decree seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damage as a result of the exchange offer or resulting in a material delay in our ability to accept or exchange some or all of the Old Notes pursuant to the exchange offer;

 o if any government or governmental authority, agency or court, domestic or foreign, takes, proposes to take or threatens to take any action, or seeks, proposes, introduces, enacts, promulgates or deems applicable to the exchange offer or any of the transactions contemplated by the exchange offer any statute, rule, regulation, order or injunction that in our sole judgment might directly or indirectly result in any of the consequences referred to above, holders having obligations with respect to resales and transfers of New Notes greater than those described in the Commission's interpretation referred to in this section under the heading "--Consequences of Exchanging Notes," or other consequences, which would otherwise make it inadvisable to proceed with the exchange offer;

 o the staff no longer allows the New Notes to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act;

 o if any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market occurs;

 o if any limitation by any governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer occurs;

 o if a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit occurs;


 o if a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof occurs; or


 o if any change, or any development involving a prospective change, occurs or is threatened in our and our subsidiaries' business, properties, assets, liabilities, financial condition, operations, results of operations or prospects taken as a whole that, in our sole judgment, is or may be adverse to us, or we become aware of facts that, in our sole judgment have or may have adverse significance with respect to the value of the Old Notes or the New Notes.


     The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.


     In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

     ChaseMellon Shareholder Services, L.L.C. will be the exchange agent for the exchange offer. All executed Letters of Transmittal should be directed to the exchange agent at the addresses set forth below.


            By U.S. Mail:                                By Hand:
 ChaseMellon Shareholder Services, L.L.C.    ChaseMellon Shareholder Services, L.L.C.
        Post Office Box 3301                        120 Broadway, 13th Floor
      South Hackensack, NJ 07606                        New York, NY 10271
    Attn: Reorganization Department               Attn: Reorganization Department

                             By Overnight Delivery:
                    ChaseMellon Shareholder Services, L.L.C.
                       85 ChallengerRoad--Mail Drop--Reorg
                            Ridgefield Park, NJ 07660
                         Attn: Reorganization Department
                          By Facsimile: (201) 296-4293
                     Confirm Facsimile Only: (201) 296-4860

     DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE LISTED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.


INFORMATION AGENT

     Georgeson & Company Inc. will be the information agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the information agent at the address set forth below:

                            Georgeson & Company Inc.
                                Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free: 1-800-223-2065


FEES AND EXPENSES

     We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer other than to the information agent.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be $500,000.


ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the New Notes.


TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

REGULATORY MATTERS

     We are not aware of any governmental or regulatory approvals that are required in order to consummate the exchange offer.


CONSEQUENCES OF EXCHANGING NOTES

     Based on interpretations by the staff of the Commission as set forth in no-action letters issued to third parties in other transactions, we believe that New Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by a holder thereof, other than any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires New Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. However, we do not intend to request the Commission to consider, and the Commission has not considered, the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the Commission would make a similar determination with respect to the exchange offer as in such other circumstances. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the exchange offer, such holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes.

     In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the exchange offer is voluntary. You are urged to consult with your financial and tax advisors in making your decision on what action to take.

     The Old Notes which are not exchanged for the New Notes pursuant to the exchange offer will remain restricted securities. Accordingly, such Old Notes may be resold only:

 o to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A under the Securities Act, in a transaction meeting the requirements of Rule 144A;

 o in a transaction meeting the requirements of Rule 144 under the Securities
   Act;

 o outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act;

 o in accordance with another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel, if we so request, to us; or

 o pursuant to an effective registration statement;

and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. We do not currently anticipate that we will register the Old Notes under the Securities Act.


     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this exchange offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the exchange offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for untendered Old Notes could be adversely affected.

                                 USE OF PROCEEDS

     SFX will not receive any proceeds from the exchange offer.

     SFX used $178.0 million of the net proceeds of the offering of the Old Notes to repay substantially all outstanding borrowings under the revolving portion of its senior credit facility.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Pursuant to the Certificate of Incorporation and Bylaws, the Board manages the business of SFX. The Board conducts its business through meetings of the Board and its committees. The standing committees of the Board are described below.

     The Bylaws authorize the Board to fix the number of directors from time to time. The number of directors of SFX is currently eleven. All directors hold office until the next annual meeting of stockholders following their election or until their successors are elected and qualified. Officers of SFX are to be elected annually by the Board and serve at the Board's discretion. In the election of directors, the holders of the Class A common stock are entitled by class vote, exclusive of all other stockholders, to elect two-sevenths, rounded up, of the directors to serve on the Board, with each share of the Class A common stock entitled to one vote.

     Currently, the Board consists of:

    o  the individuals who previously served as directors of Broadcasting;

    o Brian Becker, who was appointed to the SFX board of directors upon the consummation of the PACE acquisition; and

    o David Falk, the Chairman and a founder of FAME, who was appointed as a director and a Member of the Office of the Chairman of SFX upon the consummation of the FAME acquisition.

     All of the individuals who previously served as directors of Broadcasting ceased to be directors of Broadcasting at the time of the Broadcasting merger.

     In addition, SFX appointed Robert Gutkowski and John Boyle as non-voting observers to the Board. Mr. Gutkowski was appointed upon the consummation of the Marquee merger and John Boyle was appointed upon the consummation of the Cellar Door acquisition.

     All of the executive officers of Broadcasting entered into five-year employment agreements with SFX, except D. Geoffrey Armstrong, who resigned as an executive officer of SFX. See "--Employment Agreements and Arrangements with Certain Officers and Directors."

     The following table sets forth information as to the directors and the executive officers of SFX:


                                                                                      AGE AS OF
              NAME                           POSITION(S) HELD WITH SFX              APRIL 5, 1999
-------------------------------   ----------------------------------------------   --------------
Robert F.X. Sillerman .........   Director, Executive Chairman and Member                50
                                  of the Office of the Chairman
Michael G. Ferrel .............   Director, President, Chief Executive Officer           50
                                  and Member of the Office of the Chairman
Brian E. Becker ...............   Director, Executive Vice President and                 42
                                  Member of the Office of the Chairman
David Falk ....................   Director and Member of the Office of the               48
                                  Chairman
Howard J. Tytel ...............   Director, Executive Vice President, General            52
                                  Counsel, Secretary and Member of the
                                  Office of the Chairman
Thomas P. Benson. .............   Director, Vice President and Chief Financial           36
                                  Officer

                                                                                     AGE AS OF
              NAME                         POSITION(S) HELD WITH SFX                APRIL 5, 1999
-------------------------------   -------------------------------------------      --------------
Richard A. Liese ..............   Director, Senior Vice President and                  48
                                  Associate General Counsel
D. Geoffrey Armstrong .           Director                                             41
James F. O'Grady, Jr. .........   Director                                             71
Paul Kramer ...................   Director                                             67
Edward F. Dugan ...............   Director                                             64
Robert M. Gutkowski ...........   Non-voting observer to Board of Directors            51
John J. Boyle .................   Non-voting observer to Board of Directors            65

     ROBERT F.X. SILLERMAN has served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX since its formation in December 1997. Mr. Sillerman also served as the Executive Chairman of Broadcasting from July 1, 1995 until the consummation of the Broadcasting merger. From 1992 through June 30, 1995, Mr. Sillerman served as Chairman of the board of directors and Chief Executive Officer of Broadcasting. Mr. Sillerman is Chairman of the board of directors and Chief Executive Officer of SCMC, a private company that makes investments in and provides financial consulting services to companies engaged in the media business, and of TSC, a private company that makes investments in and provides financial advisory services to media-related companies. Through privately held entities, Mr. Sillerman controls the general partner of Sillerman Communications Partners, L.P., an investment partnership. Mr. Sillerman is also the Chairman of the board of directors and a founding stockholder of Marquee, which was a publicly-traded company prior to its merger with SFX in 1999; Marquee is engaged in various aspects of the sports, news and other entertainment industries. Mr. Sillerman is also a founder and a significant stockholder of Triathlon, a publicly-traded company that owns and operates radio stations in medium and small-sized markets in the mid-western and western United States. For the last twenty years, Mr. Sillerman has been a senior executive of and principal investor in numerous entities in the broadcasting business. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long Island University.

     MICHAEL G. FERREL has served as the President, Chief Executive Officer, a Member of the Office of the Chairman and a director of SFX since its formation in December 1997. Mr. Ferrel also served as the President, Chief Executive Officer and a director of Broadcasting from November 22, 1996 until the consummation of the Broadcasting merger. Mr. Ferrel served as President and Chief Operating Officer of Multi-Market Radio, Inc., a wholly-owned subsidiary of Broadcasting ("MMR"), and a member of MMR's board of directors since MMR's inception in August 1992 and as Co-Chief Executive Officer of MMR from January 1994 to January 1996, when he became the Chief Executive Officer. From 1990 to 1993, Mr. Ferrel served as Vice President of Goldenberg Broadcasting, Inc., the former owner of radio station WPKX-FM, Springfield, Massachusetts, which was acquired by MMR in July 1993.

     BRIAN E. BECKER has served as an Executive Vice President, a Member of the Office of the Chairman and a director of SFX since the consummation of the PACE acquisition in February 1998. Mr. Becker has served as Chief Executive Officer of PACE since 1994 and as President of PACE in 1996. He first joined PACE as the Vice President and General Manager of PACE's theatrical division at the time of that division's formation in 1982, and subsequently directed PACE's amphitheater development efforts. He served as Vice Chairman of PACE from 1992 until he was named its Chief Executive Officer in 1994.

     DAVID FALK serves as a Member of the Office of the Chairman and a director of SFX. Mr. Falk serves as a director and as Chairman of SFX's sports group and several subsidiaries within SFX's sports group, which includes FAME. Mr. Falk, who has represented professional athletes for over twenty years, is presently a Director, Chairman and Chief Executive Officer of FAME, positions he has held since he founded FAME in 1992. Mr. Falk also serves as Chairman of the HTS Sports-a-Thon to benefit the Leukemia Society of America, is a member of the Executive Committee of the College Fund and is on the Board of Directors of the Juvenile Diabetes Foundation and Share the Care for Children.

     HOWARD J. TYTEL has served as an Executive Vice President, General Counsel, Secretary and a director of SFX since its formation in December 1997. In January 1999, Mr. Tytel was elected as a Member of the Office of the Chairman. Mr. Tytel also served as a director, General Counsel, Executive Vice President and Secretary of Broadcasting from 1992 until the consummation of the Broadcasting merger. Mr. Tytel is Executive Vice President, General Counsel and a Director of SCMC and TSC and holds an economic interest in those companies. Mr. Tytel is a Director and a founder of Marquee and a founder of Triathlon. Mr. Tytel was a Director of Country Music Television from 1988 to 1991. From March 1995 until March 1997, Mr. Tytel was a Director of Interactive Flight Technologies, Inc., a publicly-traded company providing computer-based in-flight entertainment. For the last twenty years, Mr. Tytel has been associated with Mr. Sillerman in various capacities with entities operating in the broadcasting business. From 1993 to 1998, Mr. Tytel was Of Counsel to the law firm of Baker & McKenzie, which represented Broadcasting and currently represents SFX and other entities with which Messrs. Sillerman and Tytel are affiliated on various matters.

     THOMAS P. BENSON has served as the Vice President, Chief Financial Officer and a director of SFX since its formation in December 1997. Mr. Benson also served as the Chief Financial Officer and a director of Broadcasting, having served in such capacity from November 22, 1996 until the consummation of the Broadcasting merger. Mr. Benson became the Vice President of Financial Affairs of Broadcasting in June 1996. He was the Vice President--External and International Reporting for American Express Travel Related Services Company from September 1995 to June 1996. From 1984 through September 1995, Mr. Benson worked at Ernst & Young LLP as a staff accountant, senior accountant, manager and senior manager.

     RICHARD A. LIESE has served as a Senior Vice President since September, 1998, and as a Vice President, Associate General Counsel and a director of SFX since its formation in December 1997. Mr. Liese also served as a director, Vice President and Associate General Counsel of Broadcasting, having served in such capacity from 1995 until the consummation of the Broadcasting merger. Mr. Liese has also been the Assistant General Counsel and Assistant Secretary of SCMC since 1988. In addition, from 1993 until April 1995, he served as Secretary of MMR.

     D. GEOFFREY ARMSTRONG has served as a director of SFX since its formation in December 1997. He served as an Executive Vice President of SFX from its formation until September 1, 1998. Mr. Armstrong currently serves as a director of Capstar Broadcasting Corporation, a publicly-traded radio broadcasting company. Mr. Armstrong also served as the Chief Operating Officer and an Executive Vice President of Broadcasting, having served in such capacity from November 22, 1996 until the consummation of the Broadcasting merger. Mr. Armstrong served as a director of Broadcasting from 1993 until the consummation of the Broadcasting merger. Mr. Armstrong became the Chief Operating Officer of Broadcasting in June 1996 and the Chief Financial Officer, Executive Vice

President and Treasurer of Broadcasting in April 1995. Mr. Armstrong was Vice President, Chief Financial Officer and Treasurer of Broadcasting from 1992 until March 1995. He had been Executive Vice President and Chief Financial Officer of Capstar, a predecessor of Broadcasting, since 1989. From 1988 to 1989, Mr. Armstrong was the Chief Executive Officer of Sterling Communications Corporation.

     JAMES F. O'GRADY, JR. has served as a director of SFX since its formation in December 1997. Mr. O'Grady also served as a director of Broadcasting prior to the consummation of the Broadcasting merger. Mr. O'Grady has been President of O'Grady and Associates, a media brokerage and consulting company, since 1979. Mr. O'Grady has been a director of Orange and Rockland Utilities, Inc. and of Video for Broadcast, Inc. since 1991, respectively. Mr. O'Grady has been the co-owner of Allcom Marketing Corp., a corporation that provides marketing and public relations services for a variety of clients, since 1985, and has been Of Counsel to Cahill and Cahill, Brooklyn, New York, since 1986. He also served on the Board of Trustees of St. John's University from 1984 to 1996, and has served as a director of The Insurance Broadcast System, Inc. since 1994.

     PAUL KRAMER has served as a director of SFX since its formation in December 1997, served as a director of Broadcasting prior to the Broadcasting merger and currently serves as a director of Nations Flooring, Inc. Mr. Kramer has been a partner in Kramer & Love, financial consultants specializing in acquisitions, reorganizations and dispute resolution, since 1994. From 1992 to 1994, Mr. Kramer was an independent financial consultant. Mr. Kramer was a partner in the New York office of Ernst & Young LLP from 1968 to 1992.

     EDWARD F. DUGAN has served as a director of SFX since its formation in December 1997. Mr. Dugan also served as a director of Broadcasting prior to the Broadcasting merger. Mr. Dugan is President of Dugan Associates Inc., a financial advisory firm to media and entertainment companies, which he founded in 1991. Mr. Dugan was an investment banker with Paine Webber Inc., as a Managing Director, from 1978 to 1990, with Warburg Paribas Becker Inc., as President, from 1975 to 1978 and with Smith Barney Harris Upham & Co., as a Managing Director, from 1961 to 1975.

     ROBERT M. GUTKOWSKI has served as a non-voting observer to the board of directors of SFX since March 1999. Mr. Gutkowski served as President, Chief Executive Officer and a director of Marquee from December 1995 until the consummation of the Marquee merger. Since March 1997, Mr. Gutkowski has been a member of the board of directors of the Professional Bowlers Association. Mr. Gutkowski has more than 20 years of experience in the television, sports and entertainment industries. From September 1994 until December 1995, Mr. Gutkowski was a consultant to sports-related businesses. From November 1991 to September 1994, he served as President and Chief Executive Officer of Madison Square Garden Corporation, where he oversaw the operations of the New York Knicks, the New York Rangers, the MSG Entertainment Group, the MSG Cable Network, Madison Square Garden and the Paramount Theater. From July 1990 to November 1991, Mr. Gutkowski served as President of MSG Entertainment Group, having served as Executive Vice President thereof from September 1987 to July 1990. From October 1985 to September 1987, he served as President of Madison Square Garden Network. Prior to his tenure at Madison Square Garden, Mr. Gutkowski was Vice President-Sales for Paramount Television Domestic Distribution. From February 1981 to September 1983, Mr. Gutkowski was Vice President-Programming for ESPN.

     JOHN J. BOYLE has served as a non-voting observer to the board of directors of SFX and the Chairman of SFX's Music Group since February 1999. Mr. Boyle currently serves as the

Chief Executive Officer and Chairman of the board of directors of Cellar Door. Mr. Boyle purchased Cellar Door in 1963, and has been in the concert promotion business for over thirty years.

     AUDIT COMMITTEE

     The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the selection, quality and performance of SFX's internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee also reviews certain related-party transactions and potential conflict-of-interest situations involving officers, directors or stockholders of SFX. The members of the Audit Committee are Messrs. Kramer, O'Grady and Dugan.

     COMPENSATION COMMITTEE

     The Compensation Committee reviews and makes recommendations with respect to certain SFX compensation programs and compensation arrangements with respect to certain officers, including Messrs. Sillerman, Ferrel, Tytel, Benson and Liese. The members of the Compensation Committee are Messrs. Kramer, O'Grady and Dugan, none of whom is a current or former employee or officer of Broadcasting or SFX.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board approved the issuance of shares of Class A common stock to holders, as of the SFX spin-off record date, of stock options or SARs of Broadcasting, whether or not vested. These holders included the members of the Compensation Committee. The issuance was approved to allow the holders of these options and SARs to participate in the SFX spin-off in a similar manner as holders of Broadcasting's Class A common stock and as consideration for past services to SFX. In connection with this issuance, Mr. Kramer received 13,000 shares of Class A common stock, Mr. O'Grady received 13,000 shares of Class A common stock and Mr. Dugan received 3,000 shares of Class A common stock.

     STOCK OPTION COMMITTEE

     The Stock Option Committee grants options, determines which employees and other individuals performing substantial services to SFX may be granted options and determines the rights and limitations of options granted under SFX's plans. The members of the Stock Option Committee are Messrs. Kramer, O'Grady and Dugan.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE
                      FOR THE YEAR ENDED DECEMBER 31, 1998

     The following table sets forth the annual and long-term compensation earned by the Executive Chairman and SFX's four other most highly compensated executive officers (the "Named Executive Officers") during 1998. SFX did not pay any compensation to its executive officers in 1997 or 1996.


                                            ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                           ---------------------   --------------------------------
                                                                                         SECURITIES
                                                                                         UNDERLYING
                                                                    RESTRICTED STOCK       OPTION
            NAME AND POSITION               SALARY(1)     BONUS         AWARDS(2)        AWARDS(#)
----------------------------------------   -----------   -------   ------------------   -----------
Robert F.X. Sillerman                       $291,667       --            $14,250,000        620,000
 Executive Chairman and Member of the
 Office of the Chairman
Michael G. Ferrel                            204,167       --              4,275,000        225,000
 President, Chief Executive Officer and
 Member of the Office of the Chairman
Brian E. Becker                              245,000       --                     --         75,000
 Executive Vice President and Member of
 the Office of the Chairman
David Falk                                   183,750       --                     --        100,000
 Member of the Office of the Chairman
Howard J. Tytel                              175,000       --              2,280,000        105,000
 Executive Vice President, General
 Counsel, Secretary and Member of the
 Office of the Chairman

----------
(1) SFX began compensating Messrs. Sillerman and Ferrel upon the consummation of the Broadcasting merger, which occurred on May 29, 1998. SFX began compensating Mr. Falk on June 4, 1998, upon the consummation of the FAME acquisition. SFX began compensating Mr. Tytel on June 1, 1998. SFX began compensating Mr. Becker upon the consummation of the PACE acquisition, which occurred on February 25, 1998. See "Certain Relationships and Related Party Transactions" for additional transactions between SFX and the Named Executive Officers.

(2) In connection with entering into new employment agreements, SFX awarded Mr. Sillerman 500,000 and Mr. Ferrel 150,000 restricted shares of Class B common stock and Mr. Tytel was awarded 80,000 restricted shares of Class A common stock. Each such indiviual paid $2.00 per share for such restricted stock. The price of Class A common stock, as reported on the Nasdaq National Market, was $30.50. The value of the shares of restricted stock is reported in the table above. On December 31, 1998, the closing price of Class A common stock, as reported on the Nasdaq National Market, was $54.875. On December 31, 1998, the value of the shares of restricted stock held by Messrs. Sillerman, Ferrel and Tytel was $26,437,500, $7,931,250 and $4,230,000, respectively. All calculations of the value of the restricted stock assumes that the shares of Class B common stock are equal in value to the shares of Class A common stock.


     In addition to the foregoing, SFX has approved the issuance of stock options to the Named Executive Officers under the newly adopted incentive stock option plan, which is subject to stockholder approval. SFX expects to submit such stock option plan for stockholder approval at its annual meeting scheduled to be held in the spring of 1999. See "--Proposed Stock Option Plan."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth, for each of the Named Executive Officers, certain information concerning the exercise of stock options during 1998, including the year-end value of unexercised options.


                                                                        NUMBER OF
                                                                        SECURITIES
                                                                        UNDERLYING          VALUE OF
                                                                       UNEXERCISED       UNEXERCISED IN-
                                                                        OPTIONS AT      THE-MONEY OPTIONS
                                                                        FY-END (#)      AT FY-END ($)(1)
                           SHARES ACQUIRED                             EXERCISABLE/       EXERCISABLE/
          NAME             ON EXERCISE (#)     VALUE REALIZED ($)     UNEXERCISABLE       UNEXERCISABLE
-----------------------   -----------------   --------------------   ---------------   ------------------
Robert F.X. Sillerman              0                   0                0/620,000          0/15,268,750
Michael G. Ferrel                  0                   0                0/225,000           0/5,562,500
Brian E. Becker                    0                   0                 0/75,000           0/1,225,000
David Falk                         0                   0                0/100,000           0/1,325,500
Howard J. Tytel                    0                   0                0/105,000           0/2,588,125

----------
(1) Calculated by determining the difference between the closing price of Class A common stock as reported on the Nasdaq National Market on December 31, 1998 ($54.875) and the exercise price of the options.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to each grant of stock options during 1998 to the Named Executive Officers.



                                                INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE VALUE AT
                          -------------------------------------------------------------              ASSUMED
                                                                                             ANNUAL RATES OF STOCK PRICE
                            NUMBER OF       % OF TOTAL                                               APPRECIATION
                            SECURITIES        OPTIONS                                       FOR OPTION TERM (10 YEARS)(1)
                            UNDERLYING      GRANTED TO       EXERCISE OR                  ---------------------------------
                             OPTIONS/      EMPLOYEES IN      BASE PRICE      EXPIRATION
          NAME             GRANTED (#)      FISCAL YEAR     ($/SHARE)(2)      DATE(3)         5%($)           10%($)
-----------------------   -------------   --------------   --------------   -----------   -------------   --------------
Robert F.X. Sillerman        250,000            12.9%         $  43.25        5/27/08      $6,812,500      $17,192,500
                             250,000            12.9             29.125       4/27/08       4,586,250       11,576,250
                             120,000             6.2              5.50        1/15/08         416,400        1,050,000
Michael G. Ferrel            100,000             5.2             43.25        5/27/08       2,725,000        6,877,000
                              75,000             3.9             29.125       4/27/08       1,375,875        3,472,875
                              50,000             2.6              5.50        1/15/08         173,500          437,500
Brian E. Becker               50,000             2.6             43.25        5/27/08       1,362,500        3,438,500
                              25,000             1.3             29.125       4/27/08         458,625        1,157,625
David Falk                   100,000             5.2             41.62         6/4/08       2,622,000        6,618,000
Howard J. Tytel               50,000             2.6             43.25        5/27/08       1,362,500        3,438,500
                              30,000             1.6             29.125       4/27/08         550,350        1,389,150
                              25,000             1.3              5.50        1/15/08          86,250          218,750

----------
(1) The dollar gains under these columns result from calculations required by the Commission and assume 5% and 10% growth rates in the trading prices of the Class A common stock. The figures given are not intended to forecast future price appreciation of the Class A common stock. The gains reflect a future value based upon growth at these prescribed rates.

(2) The $43.25 and $29.125 exercise prices represent the fair market value of a share of Class A common stock on the date of grant. On January 15, 1998 the shares of Class A common stock had not yet commenced trading on the Nasdaq National Market System. The Board of Directors of SFX determined that $5.50 was the fair market value of a share of Class A common stock on January 15, 1998.

(3) The stock options which expire on April 27, 2008 and May 27, 2008 vest over five years, starting one year from their date of grant. The stock options which expire on January 15, 2008 and June 4, 2008 vest entirely on the first anniversary of their date of grant.

     SFX has also entered into certain agreements and arrangements with their officers and directors from time to time in the past. See "Certain Relationships and Related Transactions."

     STOCK OPTION AND RESTRICTED STOCK PLAN

     SFX's 1998 Stock Option and Restricted Stock Plan provides for the issuance of options to purchase up to 2,000,000 shares of Class A common stock. The purpose of the plan is to provide additional incentive to officers and employees of SFX. Each option granted under the plan will be designated at the time of grant as either an "incentive stock option" or a "non-qualified stock option." The plan is administered by the Stock Option Committee. The Board has approved the issuance of stock options exercisable for an aggregate of 1,982,166 shares under the plan. See "--Employment Agreements and Arrangements with Certain Officers and Directors" and "--Option Grants."

     PROPOSED STOCK OPTION PLAN

     Following a recommendation of SFX's Compensation Committee, SFX has, subject to stockholder approval, adopted a new incentive stock option plan providing for the issuance of options to purchase up to 3,000,000 shares of Class A common stock to officers and employees of SFX. The purpose of the plan is to provide additional incentive to officers and employees of SFX. In October 1998, SFX's Stock Option Committee approved the grant of options to purchase approximately 2.4 million shares to officers and employees of SFX, subject to stockholder approval of the new plan. The exercise price, based upon the then current market price of Class A common stock, would be $24 1/8 per share. Such options would vest 20% each year beginning on the first anniversary of the grant date in October 1998. SFX anticipates that the proposed stock option plan will be submitted to a vote of the stockholders at SFX's first annual meeting scheduled to be held in the spring of 1999.

     COMPENSATION OF DIRECTORS

     Directors employed by SFX receive no compensation for attending meetings. Each non-employee director receives a fee of $1,500 for each Board meeting which he attends and is reimbursed for travel expenses. Each non-employee director who is also a member of a committee receives an additional $1,500 for each committee meeting he attends that is not held in conjunction with a Board meeting. If the committee meeting occurs in conjunction with a Board meeting, each committee member receives $500 for attending the committee meeting.

     In addition, SFX adopted a deferred compensation plan for the non-employee directors effective as of January 1, 1998. Pursuant to the plan, SFX pays each non-employee director a quarterly retainer of $7,500, at least one-half of which must be paid in shares of Class A common stock which are credited to a book-entry account maintained by SFX for each participant. Each non-employee director's account was initially credited with 5,455 shares of Class A common stock representing one year's annual retainer fee based upon $5.50 per share.

     The Board, other than Messrs. Kramer, O'Grady and Dugan, also approved the issuance of stock options to purchase 2,500 shares of Class A common stock to each of Messrs. Kramer, O'Grady and Dugan. The options will vest in one year and will have an exercise price of $5.50 per share.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

     SFX has entered into employment agreements with each of its executive officers. The employment agreements became effective upon the Broadcasting merger or shortly thereafter, except for Mr. Becker's employment agreement, which is described below.

     AGREEMENTS WITH MESSRS. SILLERMAN, FERREL, TYTEL AND BENSON

     The respective employment agreements provide for annual base salaries of $500,000 for Mr. Sillerman, $350,000 for Mr. Ferrel, $300,000 for Mr. Tytel and $235,000 for Mr. Benson, increased annually by the greater of five percent or the rate of inflation. Each executive officer will receive a bonus to be determined annually in the discretion of the Board, on the recommendation of its Compensation Committee. Each employment agreement is for a term of five years, and unless terminated or not renewed by either party, the term will continue thereafter on a year-to-year basis on terms identical to those at the time of renewal.

     If an executive officer is terminated by SFX without Cause or if there is a Constructive Termination Without Cause as such terms are defined in the respective employment agreements then such executive officer will be entitled to receive the following payments:

    o base salary for a period of three years following his termination or until the end of the term of the employment agreement, whichever is longer;
    o a bonus for the unexpired term of the agreement, based on the bonus received for the year before termination, multiplied by the unexpired term; and
    o  options to purchase shares of Class A common stock.

     If the executive officer is terminated for any reason other than Cause, or if there is a Constructive Termination Without Cause as such terms are defined in the respective employment agreements following a change in control of SFX, then the executive officer will be entitled to receive, in addition to the foregoing, additional options to purchase shares of Class A common stock. SFX has also agreed to indemnify the executive officers for taxes incurred if any of the change of control payments are deemed "parachute payments" under the Internal Revenue Code. Mr. Tytel's agreement permits him or SFX to end his employment after one year, in which case all of his options would immediately vest, he would receive two years' salary paid in a lump sum and would be granted options to purchase between 25,000 and 50,000 shares of Class A common stock at the lowest exercise price of any options granted by SFX during that year.

     In connection with entering into the employment agreements, SFX sold shares of restricted stock at a purchase price of $2.00 per share to Messrs. Sillerman, Ferrel, Tytel and Benson. In addition, the Board, on the review and recommendation of the Compensation Committee, also approved the issuance of stock options exercisable for shares of Class A common stock to such executive officers. See "--Summary Compensation Table" and "--Option Grants in Last Fiscal Year."

     Upon the Broadcasting merger, SFX assumed Broadcasting's obligations arising under the employment agreements or arrangements between Broadcasting and SFX's executive officers, with certain exceptions. See "Certain Relationships and Related Transactions-- Assumption of Employment Agreements; Certain Change of Control Payments."

     BECKER EMPLOYMENT AGREEMENT

     As a condition to execution of the PACE agreement, SFX entered into an employment agreement with Brian Becker, the Chief Executive Officer and President of PACE. The agreement has a term of five years that commenced on February 25, 1998. Mr. Becker continues to be President and Chief Executive Officer of PACE. In addition, for the term of his employment, Mr. Becker will serve as a member of SFX's Office of the Chairman, an Executive Vice President of SFX and a director of each of PACE and SFX, subject to shareholder approval. During the term of his employment, Mr. Becker will receive a base salary of $294,000 for the first year, $313,760 for each of the second and third years and $334,310 for each of the fourth and fifth years and an annual bonus at the discretion of the Board.

     SFX has agreed that it will not sell either the theatrical or motor sports lines of business of PACE before February 25, 1999. If SFX sells one of the lines of business after the first anniversary, it has agreed not to sell the other line of business before March 11, 2000.

Mr. Becker's employment agreement gives him a right of first refusal if, between February 25, 1999 and February 25, 2000, SFX receives a bona fide offer from a third party to purchase all or substantially all of either the theatrical or motor sports lines of business at a price equal to 95% of the proposed purchase price. The Fifth Year Put Option (as defined in the PACE acquisition agreement) will also be immediately exercisable as of such closing. If Mr. Becker does not exercise his right of first refusal and either of the theatrical or motor sports lines of business is sold, then he will have an identical right of first refusal for the sale of the remaining line of business beginning on February 25, 2000, and ending August 25, 2000. If Mr. Becker does not exercise his right of first refusal and if SFX does not consummate the proposed sale, he will be paid an administrative fee of $100,000. Mr. Becker would thereafter retain all rights to Becker's right of first refusal.

     Beginning on December 12, 1999, Mr. Becker will have the option (the "Becker Second Year Option"), exercisable within 15 days thereafter, to one or more of the following:

    o to sell to SFX any stock or options and/or any compensation to be paid to Mr. Becker by SFX;

    o to become a consultant to SFX for no more than an average of 20 hours per week for the remainder of the term at the same level of compensation set forth in his employment agreement; or

    o to acquire PACE's motor sports line of business--or, if that line of business was previously sold, PACE's theatrical line of business--at its fair market value as determined in his employment agreement.

     Exercise of the Becker Second Year Option would result in the termination of Mr. Becker's employment agreement.

     Mr. Becker's employment agreement may be terminated by SFX for Cause, as defined in the agreement, by SFX upon Mr. Becker's death or permanent disability, by Mr. Becker at any time for any reason or upon exercise of the Becker Second Year Option.

     In addition, Mr. Becker's employment may be terminated by SFX at any time in SFX's sole discretion or by Mr. Becker at any time after one of the following, among other things:

    o  failure to elect or re-elect Mr. Becker as a director of SFX;

    o a reduction in Mr. Becker's base salary or in the formula to calculate his bonus;

    o discontinuation of Mr. Becker's participation in any stock option, bonus or other employee benefit plan;

    o the sale of either the motor sports or theatrical line of business to any person other than Mr. Becker before March 7, 2000, unless Mr. Becker elected not to exercise Becker's right of first refusal;

    o  the sale of all or substantially all of the assets of PACE;

    o  a change of control of SFX; or

    o the failure by SFX to contribute any acquired business, which derives a majority of its revenues from either a theatrical or motor sports line of business, to PACE.

If Mr. Becker's employment is terminated, then, among other things:

    o from the date of termination until February 25, 2003, SFX must pay Mr. Becker the base salary and any bonus to which he would otherwise be entitled and Mr. Becker will be entitled to participate in all of the profit-sharing, retirement income, stock purchase, savings and executive compensation plans to the same extent he would otherwise have been entitled to participate;

    o for one year after the date of termination, SFX will maintain Mr. Becker's life, accident, medical, health care and disability programs or arrangements and provide Mr. Becker with use of the same office and related facilities; and

    o if the termination occurs before March 11, 2000, Mr. Becker will retain the Becker Second Year Option and Becker's right of first refusal.

     Throughout the term of his employment and for a period of 18 months thereafter, Mr. Becker has agreed not to, directly or indirectly, engage in any activity or business that is directly competitive with SFX or its affiliates or solicit any employees to leave SFX or its affiliates. However, these restrictions will not apply if Mr. Becker exercises his rights, or SFX breaches its obligations, with respect to Becker's right of first refusal or the Becker Second Year Option.

     FALK EMPLOYMENT AGREEMENT

     On April 29, 1998, SFX entered into an employment agreement with David Falk. The agreement has a term of five years commencing June 4, 1998. Mr. Falk is the Chairman of FAME and SFX's Sports Group and is a Member of the Office of Chairman of SFX and a director of SFX. Pursuant to the agreement, Mr. Falk directs the day to day operations of FAME and SFX's Sports Group and any other sports businesses acquired by SFX. The agreement provides for an annual base salary of $315,000, reviewed annually and increased by a minimum of 4.0% per year. In addition, Mr. Falk will be considered for an annual bonus consistent with the bonuses given to other senior executives of SFX. Mr. Falk received an option to purchase 100,000 shares of Class A common stock at an exercise price of $41.62 per share. The option will fully vest on June 4, 1999. In addition, SFX has agreed to make annual stock option grants to Mr. Falk to purchase at least 30,000 shares of Class A common stock in the first four years of his employment agreement.

     SFX may terminate Mr. Falk's employment at any time With or Without Cause, as defined in the agreement. If the agreement is terminated for any reason other than a voluntary termination or termination for cause, then:

    o all stock options granted pursuant to the agreement will immediately vest and become exercisable;
    o any remaining stock options to be granted pursuant to the agreement will immediately be granted and will vest and become exercisable; and
    o SFX will be obligated to pay Mr. Falk his base salary and annual bonuses at a rate equal to 50% of his base salary through the original term of the agreement, as well as certain additional benefits.

In addition, if a Change in Control, as defined in the agreement, occurs, SFX may be required to pay a portion of certain taxes incurred by Mr. Falk as a result of the Change of Control.

     For one year following the termination of the employment agreement by Mr. Falk or termination by SFX for Cause, as defined in the agreement, except in certain events, Mr. Falk has agreed that he will not become employed in any capacity by, or become an officer, director, shareholder or general partner of any entity that competes with any material business of FAME as conducted as of the closing date of the FAME acquisition and he will not solicit any employee of SFX or any entities that are directly or indirectly controlled by SFX to leave such employment.

     In the past, SFX and Broadcasting have also entered into certain additional agreements and arrangements with their officers and directors. See "Certain Relationships and Related Transactions."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding ownership of SFX's common stock as of April 4, 1999, by each executive officer of SFX, each director of SFX, the directors and executive officers of SFX as a group and each person known by SFX to own beneficially more than 5% of any class of SFX's common stock.


                                                   CLASS A                             CLASS B
                                                COMMON STOCK                        COMMON STOCK
                                      ---------------------------------   ---------------------------------     PERCENT OF
        NAME AND ADDRESS OF                NUMBER OF        PERCENT OF         NUMBER OF        PERCENT OF     TOTAL VOTING
        BENEFICIAL OWNER(1)                 SHARES             CLASS            SHARES             CLASS          POWER
-----------------------------------   ------------------   ------------   ------------------   ------------   -------------
Directors and Executive
 Officers:
Robert F.X. Sillerman .............       2,875,704(2)          8.0%           1,524,168(2)         89.8%          34.4%
Michael G. Ferrel .................         180,303(3)            *              172,169(3)         10.2            3.6
Brian E. Becker ...................          44,402(4)            *                   --              --              *
David Falk ........................         425,000(5)          1.2                   --              --              *
Howard J. Tytel ...................         486,340(6)          1.4                   --              --              *
Thomas P. Benson ..................          29,833(7)            *                   --              --              *
Richard A. Liese ..................           4,800(8)            *                   --              --              *
D. Geoffrey Armstrong .............         192,133(9)            *                   --              --              *
James F. O'Grady, Jr. .............          17,272(10)           *                   --              --              *
Paul Kramer .......................          18,422(11)           *                   --              --              *
Edward F. Dugan ...................           8,422(10)           *                   --              --              *
All directors and executive
 officers as a group
 (11 persons) .....................       3,796,291            10.6%           1,697,037           100.0%          39.2%
5% Stockholders:
Ark Asset Management Co.
 Inc.(12)
 125 Broad Street
 New York, New York 10004 .........       2,230,000             6.3%                  --              --            4.2%

----------
*     Less than 1%

(1) Unless otherwise set forth above, the address of each stockholder is the address of SFX, which is 650 Madison Avenue, 16th Floor, New York, New York 10022. Pursuant to Rule 13d-3 of the Exchange Act, as used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security, and a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days of April 4, 1999. Unless noted otherwise, information as to beneficial ownership is based on statements furnished to SFX by the beneficial owners, and stockholders possess sole voting and dispositive power with respect to shares listed on this table. As of April 4, 1999, there were issued and outstanding 35,548,238 shares of Class A common stock and 1,697,037 shares of Class B common stock.

(2) Includes 39,343 shares of Class A common stock held by SCMC, warrants to purchase an aggregate of 5,329 shares of Class A common stock and options to purchase an aggregate of 157,957 shares of Class A common stock held by Mr. Sillerman which are, or will become, exercisable within 60 days of April 4, 1999. Also includes 458,213 shares of Class A common stock, warrants to purchase 941 shares of Class A common stock and options to purchase 27,185 shares of Class A common stock held by Mr. Tytel that Mr. Sillerman has the right to vote. Excludes options to purchase an aggregate of 489,060 shares of Class A common stock held by Mr. Sillerman which are not exercisable within 60 days of April 4, 1999. If the 1,524,168 shares of Class B common stock held by Mr. Sillerman were included in calculating his ownership of the Class A common stock, Mr. Sillerman would beneficially own 4,399,872 shares of Class A common stock, representing approximately 11.8% of the class. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

(3) Includes options to purchase an aggregate of 51,566 shares of Class A common stock held by Mr. Ferrel which are, or will become, exercisable within 60 days of April 4, 1999. Excludes options to purchase an aggregate of 173,334 shares of Class A common stock held by Mr. Ferrel which are not exercisable within 60 days of April 4, 1999. If the 172,869 shares of Class B common stock held by Mr. Ferrel were included in calculating his ownership of Class A common stock, then Mr. Ferrel would beneficially own 353,172 shares of Class A common stock, representing less than 1% of the class upon closing of this offering. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

(4) Includes options to purchase an aggregate of 15,000 shares of Class A common stock held by Mr. Becker which will become exercisable within 60 days of April 4, 1999. Excludes options to purchase an aggregate of 65,000 shares of Class A common stock held by Mr. Becker which are not exercisable within 60 days of April 4, 1999.

(5) Includes options to purchase an aggregate of 100,000 shares of Class A common stock held by Mr. Falk which will become exercisable within 60 days of April 4, 1999.

(6) Includes warrants to purchase an aggregate of 941 shares of Class A common stock and options to purchase an aggregate of 27,185 shares of Class A common stock held by Mr. Tytel which are, or will become, exercisable within 60 days of April 4, 1999. Excludes options to purchase an aggregate of 109,049 shares of Class A common stock held by Mr. Tytel which are not exercisable within 60 days of April 4, 1999. Mr. Tytel also has an economic interest in SCMC, which beneficially owns 39,343 shares of Class A common stock, although he lacks voting or dispositive power with respect to the shares beneficially held by SCMC. Mr. Sillerman has the right to vote all of the shares of Class A common stock beneficially owned by Mr. Tytel. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

(7) Includes options to purchase an aggregate of 10,833 shares of Class A common stock held by Mr. Benson which are, or will become, exercisable within 60 days of April 4, 1999. Excludes options to purchase an aggregate of 39,167 shares of Class A common stock held by Mr. Benson which are not exercisable within 60 days of April 4, 1999.

(8) Includes options to purchase an aggregate of 2,000 shares of Class A common stock held by Mr. Liese which will become exercisable within 60 days of April 4, 1999. Excludes options to purchase an aggregate of 8,000 shares of Class A common stock held by Mr. Liese which are not exercisable within 60 days of April 4, 1999.

(9) Includes options to purchase an aggregate of 30,333 shares of Class A common stock held by Mr. Armstrong which are, or will become, exercisable within 60 days of April 4, 1999. Excludes options to purchase an aggregate of 94,667 shares of Class A common stock held by Mr. Armstrong which are not exercisable within 60 days of April 4, 1999.

(10) Includes options to purchase an aggretate of 2,500 shares of Class A common stock held by each of Messrs. O'Grady and Dugan which are currently exercisable. Excludes 3,455 shares credited to each of these individuals' accounts in the deferred compensation plan for non-employee directors.

(11) Excludes 5,455 shares credited to Mr. Kramer's account in the deferred compensation plan for non-employee directors.

(12) Based on information contained on a Schedule 13G filed with the Commission on February 4, 1999.

POSSIBLE CHANGE IN CONTROL

     Mr. Sillerman has pledged an aggregate of 793,401 of his shares of Class B common stock as collateral for a line of credit, under which he currently has no outstanding borrowings. He continues to be entitled to exercise voting and consent rights with respect to the pledged shares, with certain restrictions. However, if he defaults in the payment of any future loans extended to him under the line of credit, the bank will be entitled to sell the pledged shares. Although the Class B common stock has 10 votes per share in most matters, the pledged shares will automatically convert into shares of Class A common stock upon such a sale. Such a sale of the pledged shares would reduce Mr. Sillerman's share of the voting power of SFX's common stock, and would therefore be likely to result in a change of control of SFX. See "Risk Factors--Risks Relating to the Notes--SFX may not have the funds necessary to finance a change of control offer for the notes."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

POTENTIAL CONFLICTS OF INTEREST

     Pursuant to the employment agreement entered into between Brian Becker and SFX in connection with the acquisition of PACE, Mr. Becker has the option, exercisable within 15 days after February 25, 2000, to purchase SFX's motor sports line of business or, if that line of business has been sold, SFX's theatrical line of business -- at its then fair market value. Exercise of such option would result in the termination of Mr. Becker's employment agreement. Mr. Becker's option may present a conflict of interest in his role as a director of SFX. See "Risk Factors--Company Specific Risks--SFX may be forced to sell some of its subsidiaries, which may prevent SFX from realizing the full value of these subsidiaries" and "Management."

AGREEMENTS PRIOR TO THE SPIN-OFF

     In January 1998, to retain the services of certain officers and directors of SFX and, if necessary, to facilitate Broadcasting's ability to pursue an alternative transaction to the SFX spin-off, as contemplated in the Broadcasting merger agreement, SFX reached an agreement with such individuals to waive the individuals' right to receive shares of SFX in the spin-off in return for the right to receive one share of Class A common stock regardless of the number of shares that were otherwise distributable in the spin-off or, in an alternative transaction, receive $4.20 in value of stock of the acquiring company or $4.20 in cash depending on the circumstances for each share of Broadcasting common stock held by them or were entitled to receive. The amount of $4.20 was based on the value attributed to the Class A common stock in the fairness opinion obtained by Broadcasting in connection with the Broadcasting merger. If the spin-off was consummated, SFX was permitted to satisfy its obligations by delivering shares in connection with the spin-off. The following table sets forth the executive officers and directors who entered into such an agreement, along with the number of shares of Broadcasting common stock that they held or were entitled to receive:


                  NAME                        SHARES OF SFX BROADCASTING
---------------------------------------   ----------------------------------
       Robert F.X. Sillerman ..........   1,326,248 of Class A common stock
                                          1,024,168 of Class B common stock
       Michael G. Ferrel ..............   98,637 of Class A common stock
                                          22,869 of Class B common stock
       Howard J. Tytel ................   248,615 of Class A common stock
       Thomas P. Benson ...............   9,000 of Class A common stock
       Richard A. Liese ...............   2,800 of Class A common stock
       D. Geoffrey Armstrong ..........   161,800 of Class A common stock
       James F. O'Grady, Jr. ..........   14,772 of Class A common stock
       Paul Kramer ....................   15,922 of Class A common stock
       Edward F. Dugan ................   5,922 of Class A common stock

     In accordance with this agreement, SFX's obligations were deemed satisfied upon delivery of the shares in connection with the SFX spin-off. No cash payment was made.

ASSUMPTION OF EMPLOYMENT AGREEMENTS; CERTAIN CHANGE OF CONTROL PAYMENTS

     Pursuant to the terms of the distribution agreement, at the time of the consummation of the Broadcasting merger, SFX assumed all obligations under any employment agreement or arrangement between Broadcasting, or any of its subsidiaries, and any employee of SFX, including Messrs. Sillerman and Ferrel, other than obligations relating to Messrs. Sillerman's and Ferrel's change of control options and existing rights to indemnification. These assumed obligations included the obligation to make cash payments aggregating approximately $3.3 million to Mr. Sillerman, $1.5 million to Mr. Ferrel and $200,000 to Mr. Benson after the termination of their employment with Broadcasting following the Broadcasting merger. SFX has paid these amounts. In addition, SFX's assumed obligations include the duty to indemnify Messrs. Sillerman and Ferrel to the extent permitted by law for one-half of the cost of any excise tax that may be assessed against them for any change-of-control payments made to them by Broadcasting in connection with the Broadcasting merger.

INDEMNIFICATION OF MR. SILLERMAN

     On August 24, 1997, Mr. Sillerman entered into an agreement with Broadcasting and the Broadcasting buyer to waive his right to receive indemnification, except to the extent covered by directors' and officers' insurance, from Broadcasting, its subsidiaries, the Broadcasting buyer and its subsidiaries for claims and damages arising out of the Broadcasting merger and related transactions. Mr. Sillerman's employment agreement with SFX provides that SFX will indemnify Mr. Sillerman for these claims and damages to the fullest extent permitted by applicable law.

RELATIONSHIP BETWEEN HOWARD J. TYTEL AND BAKER & MCKENZIE

     Howard J. Tytel, who is the Executive Vice President, General Counsel, Secretary, Member of the Office of the Chairman and a director of SFX, was "Of Counsel" to the law firm of Baker & McKenzie from 1993 to May 31, 1998. Mr. Tytel was also an executive vice president, the general counsel and a director of Broadcasting. Baker & McKenzie served as counsel to Broadcasting and currently serves as counsel to SFX, Marquee and certain other affiliates of Mr. Sillerman. Baker & McKenzie formerly compensated Mr. Tytel based, in part, on the fees it received from providing legal services to Broadcasting, SFX, Marquee, other affiliates of Mr. Sillerman and other clients introduced to the firm by Mr. Tytel. Baker & McKenzie has agreed to a severance arrangement with Mr. Tytel, which is not based on fees received by Baker & McKenzie. From April 27, 1998, the date of the spin-off, until May 31, 1998, SFX incurred and paid Baker & McKenzie approximately $1.5 million for legal services. SFX believes that this arrangement was as fair to SFX as any that could have been obtained from an unrelated party on an arms-length basis.

ARRANGEMENT BETWEEN ROBERT F.X. SILLERMAN AND HOWARD J. TYTEL

     Since 1978, Messrs. Sillerman and Tytel have been jointly involved in numerous business ventures, including SCMC, TSC, MMR, Triathlon, Marquee, Broadcasting and SFX. In consideration for certain services provided by Mr. Tytel in connection with those ventures, Mr. Tytel has generally received from Mr. Sillerman either a minority equity interest in the businesses, with Mr. Sillerman retaining the right to control the voting and disposition of Mr. Tytel's interest, or cash fees in an amount mutually agreed upon. Although Broadcasting did not compensate Mr. Tytel directly, except for ordinary fees paid to him in his capacity as a director, he receives compensation from TSC and SCMC, companies controlled by Mr. Sillerman, as well as from Mr. Sillerman personally, with respect to the services he provides to various entities affiliated with Mr. Sillerman, including Broadcasting. In 1997, these cash fees aggregated approximately $5.0 million. In connection with the consummation of the Broadcasting merger and certain related transactions, Mr. Tytel received 308,374 shares of SFX's Class A common stock, with Mr. Sillerman retaining the right to vote these shares, and cash fees from TSC, SCMC and Mr. Sillerman personally. Mr Tytel has also granted Mr. Sillerman the right to vote all other shares of SFX Class A common stock beneficially owned by him. In addition, Mr. Tytel continues to have an economic interest in SCMC, which beneficially owns 39,343 shares of Class A common stock. See "--Assumption of Employment Agreements; Certain Change of Control Payments" and "--Employment Agreements."

TRIATHLON FEES

     SCMC, a corporation controlled by Mr. Sillerman and in which Mr. Tytel has an equity interest, has an agreement to provide consulting and marketing services to Triathlon, a publicly-traded company in which Mr. Sillerman is a significant stockholder. Under the terms of the agreement, SCMC has agreed to provide consulting and marketing services to Triathlon until June 1, 2005 for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees earned in respect of transactional investment banking services. Triathlon paid fees of $3,000,000 for the year ended December 31, 1996, fees of $1,794,000 for the year ended December 31, 1997 and fees of $530,000 for the year ended December 31, 1998. These fees vary above the minimum annual fee of $500,000 depending on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable under this agreement to Broadcasting. Pursuant to the terms of the distribution agreement, Broadcasting assigned its rights to receive these fees to SFX. All services provided by SCMC are provided by employees of SFX. Triathlon has announced that it has agreed to be acquired by a third party. Triathlon will pay a fee to SFX in connection with such acquisition. When Triathlon is acquired, it will cease paying consulting fees for SCMC's services.

AGREEMENTS WITH BROADCASTING

     SFX and Broadcasting have entered into various agreements with respect to the spin-off and related matters. For the terms of these agreements, see the distribution agreement, tax sharing agreement and the employment benefits agreement, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

COMMON STOCK RECEIVED IN THE SPIN-OFF

     In the SFX spin-off, the holders of Broadcasting's Class A common stock, Series D preferred stock and warrants, upon exercise, received shares of Class A common stock, whereas Messrs. Sillerman and Ferrel, as the holders of Broadcasting's Class B common stock, which is entitled to ten votes per share on most matters, received shares of Class B common stock. Class A common stock and Class B common stock have similar rights and privileges, except that the Class B common stock has greater voting rights. The issuance of the Class B common stock in the spin-off was intended to preserve Messrs. Sillerman's and Ferrel's relative voting power after the spin-off. Mr. Sillerman currently owns approximately 34.4% of the combined voting power of SFX, and Messrs. Sillerman and Ferrel may be deemed to control approximately 38.0% of the combined voting power of SFX. Accordingly, Mr. Sillerman, alone and together with SFX's current directors and executive officers, will generally be able to control the outcome of the votes of the stockholders on most matters. See "Principal Stockholders."

     In addition, in August 1997, the board of directors of Broadcasting approved amendments to certain warrants to purchase an aggregate of 600,000 shares of Broadcasting's Class A common stock. The warrants were held by SCMC, an entity controlled by Mr. Sillerman. The amendments memorialized the original intent of the directors of Broadcasting that SCMC receive the aggregate number of shares of Class A common stock that it would have received if it had exercised the warrants immediately before the spin-off. Because of these amendments, SCMC received 600,000 shares of Class A common stock in the spin-off.

ISSUANCE OF STOCK TO HOLDERS OF SFX BROADCASTING'S OPTIONS AND SARS

     On April 27, 1998, SFX issued 522,941 shares of its Class A common stock to holders as of the spin-off record date of the stock options or SARs of Broadcasting, whether or not vested. SFX also issued 325,000 shares to Mr. Sillerman and 70,000 shares to Mr. Ferrel with respect to options issuable under their employment agreements with Broadcasting. In addition, SFX issued 325,000 shares of its Class A common stock to Mr. Sillerman and 30,000 shares of SFX Class A common stock to Mr. Ferrel, which corresponded to change-of-control options of Broadcasting that they waived in connection with the Broadcasting merger. The issuances were made in consideration for past services to SFX and to allow holders of such options and SARs to participate in the spin-off in a manner similar to holders of Broadcasting's Class A common stock. Additionally, many of the option and SAR holders are officers, directors or employees of SFX. The members of the SFX Board, other than Messrs. Becker and Falk, received an aggregate of 850,479 shares pursuant to such issuances.

MEADOWS REPURCHASE

     In connection with the acquisition of Meadows Music Theater, Broadcasting obtained an option, as subsequently amended, to repurchase 247,177 shares of its Class A common stock (the "Meadows Shares") for an aggregate purchase price of $8.2 million. However, Broadcasting was restricted from exercising the Meadows Repurchase by certain loan covenants and other restrictions. Pursuant to the terms of the Broadcasting merger agreement, since the Meadows Shares were outstanding at the effective time of the Broadcasting merger, working capital was decreased by approximately $10.3 million.

     In January 1998, Mr. Sillerman committed to finance the $8.2 million exercise price of the Meadows Repurchase to offset the $10.3 million reduction to working capital. In consideration for his commitment, the board of directors of Broadcasting agreed that Mr. Sillerman would receive approximately the number of shares of Class A common stock to be issued in the spin-off with respect to the Meadows Shares. At the time Broadcasting accepted Mr. Sillerman's commitment, the board of directors of Broadcasting valued Class A common stock to be issued in the spin-off at $4.20 per share, the value attributed to such shares in the fairness opinion obtained by Broadcasting in connection with the Broadcasting merger. The transaction was approved by Broadcasting's board of directors, including the independent directors.

     In April 1998, Broadcasting assigned the option for the Meadows Shares to an unaffiliated third party and, in connection therewith, agreed to pay such party a fee of $75,000. Mr. Sillerman subsequently advanced such party the $8.2 million exercise price for the Meadows Repurchase, the repayment of which became due upon the Broadcasting merger. The third party has exercised the option and transferred to Mr. Sillerman Class A common stock issued in the spin-off with respect to the Meadows Shares. The Meadows Shares were tendered in the Broadcasting merger by the third party in exchange for the per share Broadcasting merger consideration of $75. The third party subsequently repaid the advance from Mr. Sillerman and transferred $10.3 million, the remainder of such consideration net of the third party fee, to SFX.


                           DESCRIPTION OF INDEBTEDNESS

SENIOR CREDIT FACILITY

     The following is a summary of the material terms of the credit agreement for the Senior Credit Facility. This summary is not complete. It is subject to, and qualified in its entirety by reference to, the credit agreement for the Senior Credit Facility, which has been filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

     In February 1998, SFX executed a Credit and Guarantee Agreement (the "Senior Credit Facility") which established $300.0 million of senior secured credit facilities. The Senior Credit Facility was then comprised of the $150.0 million eight-year term loan and the $150.0 million seven-year reducing revolver. Borrowings under the Senior Credit Facility are secured by substantially all the assets of SFX, including a pledge of the outstanding stock of substantially all of its subsidiaries, and are guaranteed by substantially all of SFX's subsidiaries. On February 27, 1998, SFX borrowed $150.0 million pursuant to the term loan in connection with certain of its 1998 acquisitions. On September 10, 1998, SFX entered into an agreement with The Bank of New York to increase its borrowing availability under the revolving portion of the Senior Credit Facility by an additional $50.0 million to $200.0 million, which increased the aggregate amount of borrowing availability under the Senior Credit Facility to approximately $350.0 million. SFX is currently in discussions with the lenders under the Senior Credit Facility to increase the total borrowing availability thereunder to $550.0 million. While SFX expects to be able to secure such additional borrowing availability, no assurances can be given that it will be able to do so. As of April 8, 1999, SFX had approximately $250.0 million of borrowings under the Senior Credit Facility.

  GENERAL

     The Senior Credit Facility provides for borrowings in a principal amount of up to $350.0 million, subject to certain covenants and conditions. Borrowings under the Senior Credit Facility may be used by SFX to finance Permitted Acquisitions (as defined in the Senior Credit Facility) and for working capital and general corporate purposes. Up to $20.0 million of the revolver is available for the issuance of standby letters of credit. Each Permitted Acquisition must be in the same line of business, or other business incidental or related thereto, as SFX and must have the prior written consent of the Required Lenders (as defined in the Senior Credit Facility) if the cost of the Permitted Acquisition exceeds $50.0 million.

     INTEREST RATES; FEES

     Loans outstanding under the Senior Credit Facility bear interest, at SFX's option, at certain spreads over LIBOR or the greater of the Federal Funds rate plus 0.50% or The Bank of New York's prime rate. The interest rate spreads on the term loan and the revolver are adjusted based on SFX's Total Leverage Ratio, as defined below. SFX pays an annual commitment fee on unused availability under the revolver of 0.50% if SFX's Total Leverage Ratio is greater than or equal to
4.0 to 1.0, and 0.375% if that ratio is less than 4.0 to 1.0. SFX also pays an annual letter of credit fee equal to the Applicable LIBOR Margin, as defined in the Senior Credit Facility, for the revolver then in effect.

     MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS

     Commitments to lend under the revolver will be reduced in equal quarterly installments commencing March 31, 2000, in annual percentages of the borrowings under the revolver as of December 31, 1999 according to the following schedule: by 10.0% in 2000; by 15.0% in 2001; by 20.0% in 2002; by 25.0% in 2003; by 25.0%
in 2004; and by the remaining 5.0% upon final maturity. The term loan will be reduced by $1.0 million per year until final maturity, at which point the remaining balance will be due and payable. Amounts outstanding under the Senior Credit Facility will be subject to, among others, the following mandatory prepayments, which will also permanently reduce commitments:

    o 100.0% of the net cash proceeds received from permitted Asset Sales (as defined in the Senior Credit Facility), subject to standard reinvestment provisions;

    o 50.0% of Excess Cash Flow (as defined in the Senior Credit Facility), calculated for each fiscal year beginning with the year ending December 31, 2000; and

    o 50.0% of net proceeds of any equity issuance, to the extent that the Total Leverage Ratio is greater than or equal to 5.0 to 1.0.

  COLLATERAL AND GUARANTEES

     Each of SFX's present and future direct and indirect domestic subsidiaries (the "Senior Guarantors") must provide guarantees under the Senior Credit Facility. In order to secure its obligations under the Senior Credit Facility, SFX and each of the Senior Guarantors must also grant to the lenders a continuing security interest in all of their assets, subject to certain non-material exceptions, all of the capital stock of each Senior Guarantor and not less than 66% of the capital stock of SFX's present and future direct and indirect foreign subsidiaries.

     The Senior Credit Facility contains various covenants that, subject to certain specified exceptions, restrict SFX's and its subsidiaries' ability to:

    o  incur additional indebtedness and other obligations;

    o  grant liens;

    o  consummate mergers, acquisitions, investments and asset dispositions;

    o declare or pay Restricted Payments (as defined in the Senior Credit Facility);

    o declare or pay dividends, distributions and other prepayments or repurchases of other indebtedness;

    o amend certain agreements, including SFX's organizational documents, and its outstanding senior subordinated notes and indentures;

    o  make acquisitions and dispositions;

    o  engage in transactions with affiliates;

    o  engage in sale and leaseback transactions; and

    o  change lines of business.

The Senior Credit Facility also includes covenants relating to compliance with ERISA, environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and financial reporting. In addition, the Senior Credit Facility requires SFX to maintain compliance with certain specified financial covenants relating to:

    o a maximum ratio (the "Total Leverage Ratio") of all outstanding amounts under the Senior Credit Facility and any other borrowed money and similar type indebtedness, including capital lease obligations, of SFX and its subsidiaries, on a consolidated basis ("Total Debt"), less cash and cash equivalents in excess of $5.0 million, to, for the most recently completed four fiscal quarters:
       (a) revenues, less

       (b) expenses, excluding depreciation, amortization other than amortization of capitalized pre-production costs, interest expense and income tax expense, plus

       (c) non-recurring expense items or non-cash expense items mutually agreed upon by SFX and the Required Lenders, plus

       (d) the lesser of the equity income from Unconsolidated Investments (as defined in the Senior Credit Facility) and cash dividends and other cash distributions from Unconsolidated Investments, however, the total amount determined under this clause (d) will not exceed 10.0% of Operating Cash Flow before overhead, (the amount referred to "Operating Cash Flow"); Operating Cash Flow is to be adjusted to reflect acquisitions and dispositions consummated during the calculation period as if those transactions were consummated at the beginning of the period (with adjustment, "Adjusted Operating Cash Flow");


    o a maximum ratio (the "Senior Leverage Ratio") of Total Debt less the principal amount outstanding under the Notes, less cash and cash equivalents in excess of $5.0 million, to Operating Cash Flow;


    o minimum ratio (the "Pro Forma Interest Expense Ratio") of Adjusted Operating Cash Flow to the sum of all interest expense and commitment fees calculated for the four fiscal quarters following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period;


    o minimum ratio (the "Debt Service Ratio") of Adjusted Operating Cash Flow, to the sum of:

       (a) the sum of all interest expense and commitment fees calculated for the four fiscal quarters following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period, and

       (b) the scheduled current maturities of Total Debt and current commitment reductions with respect to the revolver, each measured for the four fiscal quarters immediately succeeding the date of determination; and


    o a minimum ratio (the "Fixed Charges Ratio") of the sum of Operating Cash Flow to the sum of, for the four most recently completed fiscal quarters, the following paid during that period:

       (a) Interest Expense (as defined in the Senior Credit Facility) plus the scheduled maturities of Total Debt and current commitment reductions with respect to the revolver,

       (b) cash income taxes,

       (c) capital expenditures, excluding certain special capital expenditures to be mutually agreed upon, and

       (d) Unconsolidated Investments (as defined in the Senior Credit
           Facility).


     The Total Leverage Ratio for the most recently completed 12 month period may not at any time exceed: 6.50x from September 30, 1998 to December 30, 1998; 6.25x from December 31, 1998 to June 29, 1999; 5.75x from June 30, 1999 to December 30, 1999; 5.25x from December 31, 1999 to December 30, 2000; 4.50x from December 31, 2000 to December 30, 2001; and 3.75x on December 31, 2001 and thereafter.

     The Senior Leverage Ratio for the most recently completed 12 month period may not at any time exceed: 3.25x from September 30, 1998 to December 30, 1999; 3.00x from December 31, 1999 to December 30, 2000; and 2.50x on December 31, 2000 and thereafter.

     The Pro Forma Interest Expense Ratio may not at the end of any fiscal quarter be less than 1.50x before December 31, 1998, and 2.00x on January 1, 1999 and thereafter.

     The Pro Forma Debt Service Ratio may not at any fiscal quarter end be less than 1.25x before December 31, 1998, and 1.50x on January 1, 1999 and thereafter.

     The Fixed Charges Ratio may not at any quarter end be less than 1.05x.

     The Senior Credit Facility also prohibits prepayment of any subordinated notes, including the Notes.

     EVENTS OF DEFAULT

     The Senior Credit Facility contains customary events of default, including payment defaults, the occurrence of a Change of Control (as defined below), the invalidity of guarantees or security documents under the Senior Credit Facility, any Material Adverse Change (as defined in the Senior Credit Facility), breach of any representation or warranty under the Senior Credit Facility and any cross-default to other indebtedness of SFX and its subsidiaries. The occurrence of any event of default could result in termination of the commitments to extend credit under the Senior Credit Facility and foreclosure on the collateral securing those obligations, each of which, individually, could have a material adverse effect on SFX.

     CHANGE OF CONTROL

     "Change of Control" is defined in the Senior Credit Facility as the failure of Mr. Sillerman, any Affiliate (as defined therein) of Mr. Sillerman, or any Affiliate of Mr. Sillerman together with any executor, heir or successor appointed to take control of Mr. Sillerman's affairs in the event of his death, disability or incapacity, to own directly or indirectly, in the aggregate, of record and beneficially, more than 30% of the voting power of all issued and outstanding capital stock of SFX; or the occurrence of any Person (as defined in the Senior Credit Facility), other than as provided above, owning, beneficially, more than 10% of the voting power of all issued and outstanding capital stock of SFX.

DESCRIPTION OF THE FEBRUARY 2008 NOTES

     The following is a summary of the material terms contained in the indenture governing the February 2008 Notes. This summary is not complete. It is subject to the terms of an indenture, which was filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

         On February 11, 1998, SFX consummated the private placement of $350.0 million in aggregate principal amount of 9 1/8% Senior Subordinated Notes due February 1, 2008. The February 2008 Notes bear interest at an annual interest rate of 9 1/8%, and interest payments are due semi-annually, commencing August 1, 1998. The February 2008 Notes will mature on February 1, 2008. The February 2008 Notes do not contain any sinking fund provision.

     RANKING

         The February 2008 Notes are general unsecured obligations of SFX, subordinate in right to all Senior Debt (as defined in the February 2008 Note indenture), whether outstanding on the date of the Feburary 2008 Note indenture or thereafter incurred, of SFX and senior in right of payment to or pari passu with all other indebtedness of SFX. See "Capitalization."

     SUBSIDIARY GUARANTEES

         SFX's payment obligations under the February 2008 Notes are jointly and severally guaranteed on a senior subordinated basis by all of its current and future domestic subsidiaries, with certain specified exceptions.

     OPTIONAL REDEMPTION

         Except as noted below, the February 2008 Notes are not redeemable at SFX's option before February 1, 2003. Thereafter, the February 2008 Notes will be subject to redemption at any time at the option of SFX, in whole or in part, at specified redemption prices plus accrued and unpaid interest and Liquidated Damages (as defined in the February 2008 Note indenture), if any, thereon to the applicable redemption date. In addition, at any time prior to February 1, 2001, SFX may on any one or more occasions redeem up to 35.0% of the original aggregate principal amount of the February 2008 Notes at a redemption price of 109.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, with the net proceeds of one or more offerings of common equity of SFX. However, at least 65.0% of the original aggregate principal amount of the February 2008 Notes must remain outstanding immediately after each occurrence of redemption.

     CHANGE OF CONTROL

         After the occurrence of a Change of Control (as defined in the February 2008 Note indenture), SFX will be required to make an offer to repurchase the February 2008 Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

     CERTAIN COVENANTS

         The February 2008 Note indenture contains certain covenants that, among other things, significantly limit the ability of SFX and its subsidiaries to

    o incur additional Indebtedness (as defined in the February 2008 Note indenture);

    o  issue preferred stock;

    o  pay dividends;

    o  make certain other restricted payments;

    o  create certain Liens (as defined in the February 2008 Note indenture);

    o  enter into certain transactions with affiliates;

    o sell assets of SFX or its Restricted Subsidiaries (as defined in the February 2008 Note indenture);

    o issue or sell Equity Interests (as defined in the February 2008 Note indenture) of SFX's Restricted Subsidiaries; or

    o  enter into certain mergers and consolidations.

In addition, under certain circumstances, SFX will be required to offer to purchase February 2008 Notes at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined in the February 2008 Note indenture).

EXCHANGE OFFER

     On July 15, 1998, SFX consummated the exchange of substantially identical publicly registered February 2008 Notes for all outstanding February 2008 Notes. All original February 2008 Notes were tendered for exchange and were cancelled upon the issuance of the same principal amount of exchanged February 2008 Notes.

OTHER DEBT

     In addition to the amounts outstanding under the Senior Credit Facility, the February 2008 Notes and the Old Notes described below, SFX had approximately $38.1 million of long-term debt outstanding at December 31, 1998 including $10.3 million of notes issued in connection with certain of our 1998 acquisitions that is included in deferred purchase consideration.


                          DESCRIPTION OF THE OLD NOTES

     On November 25, 1998, SFX consummated the $200.0 million private placement of the Old Notes. The terms of the Old Notes are substantially identical to those of the New Notes, including ranking, guarantees by subsidiaries of SFX, redemption, and restrictive covenants. See "Description of the New Notes." However, the Old Notes have not been registered under the Securities Act, and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

                          DESCRIPTION OF THE NEW NOTES


     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "Company" and "SFX" refer only to SFX Entertainment, Inc. and not to any of its subsidiaries.

     The Old Notes were, and the New Notes will be, issued by SFX under the Indenture dated November 25, 1998 (the "Indenture") among itself, the Guarantors and The Chase Manhattan Bank, as trustee (the "Trustee"). The terms of the Old Notes and the New Notes (collectively, the "Notes") include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are substantially identical to the terms and provisions of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The term "Notes" refers to both the Old Notes and the New Notes.

     The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. Because this is a summary, we urge you to read the Indenture and the relevant portions of the Trust Indenture Act because they, and not this description, define your rights as holders of the Notes. We have filed copies of the Indenture as an exhibit to the registration statement which includes this prospectus.

GENERAL

     The Notes are:

     o general unsecured obligations of SFX;

     o subordinated in right of payment to all existing and future Senior Debt of SFX;

     o equivalent in ranking to February 2008 Notes; and

     o unconditionally guaranteed by the Subsidiary Guarantors.

     As of December 31, 1998, after giving pro forma effect to the offering of the Old Notes and the application of the net proceeds therefrom, borrowings under the Senior Credit Facility, the consummation of the 1999 acquisitions and the consummation of our recent $274.7 million equity offering and the applications of the proceeds therefrom, SFX would have had approximately $275.0 million of Senior Debt outstanding. The Indenture permits SFX to incur additional debt, including additional Senior Debt, subject to certain restrictions. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

PRINCIPAL, MATURITY AND INTEREST

     SFX issued the Old Notes with a maximum aggregate principal amount of $200.0 million. SFX will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on December 1, 2008.


     Interest on the Notes will accrue at the rate of 9 1/8% per annum and will be payable semi-annually in arrears on December 1 and June 1 of each year, commencing on June 1, 1999. SFX will make each interest payment to the holders of record of these Notes on the immediately preceding November 15 and May 15.


     Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder of a Note has given wire transfer instructions to SFX, SFX will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless SFX elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

SUBORDINATION

     The payment of principal, premium, interest and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of SFX.

     The holders of Senior Debt of SFX will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt--including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt--before the holders of Notes will be entitled to receive any payment with respect to the Notes. However, holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance" if any distribution to SFX's creditors occurs:

     (1) in a liquidation or dissolution of SFX;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to SFX or its property;

     (3) in an assignment for the benefit of creditors; or

     (4) in any marshaling of SFX's assets or liabilities.

     SFX also may not make any payment in respect of the Notes except in Permitted Junior Securities or from the trust described under the caption "--Legal Defeasance and Covenant Defeasance," if:

     (1) a payment default on any Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

     (2) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of that Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from SFX or the holders of such Designated Senior Debt.

     Payments on the Notes may and must be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived or has ceased to exist or such Designated Senior Debt has been discharged or repaid in full; and

     (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received or has ceased to exist or such Designated Senior Debt has been discharged or repaid in full, unless the maturity of any Designated Senior Debt has been accelerated.

     No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment

Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived.

     SFX must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Notes may recover less ratably than creditors of SFX who are holders of Senior Debt. See "Risk Factors--Risks Relating to the Notes--Your right to receive payments on these notes is junior to our existing indebtedness and possibly all of our future borrowings."

SUBSIDIARY GUARANTEES

     Each of SFX's current and future domestic Restricted Subsidiaries (the "Guarantors"), except for the Non-Guarantor Subsidiaries, will jointly and severally guarantee SFX's obligations under the Notes (the "Subsidiary Guarantees"). See "Risk Factors--Risks Relating to the Notes--SFX has a substantial amount of debt, which may harm our financial health and prevent us from fulfilling our obligations under the notes." Each Subsidiary Guarantee will be subordinated in right of payment to all existing and future Senior Debt of such Guarantor. The Indenture will permit the Guarantors to incur additional indebtedness, including additional Senior Debt, subject to certain restrictions. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

     A Guarantor may not consolidate with or merge with or into, whether or not such Guarantor is the surviving Person, another corporation, Person or entity unless:

   (1) the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, assumes all the obligations of such Guarantor pursuant to a supplemental indenture reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Registration Rights Agreement;


   (2) immediately after giving effect to such transaction, no Default or Event of Default exists; and


   (3) SFX would be permitted by virtue of SFX's pro forma Debt to Cash Flow Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."


The Subsidiary Guarantee of a Guarantor will be released:


   (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation, if SFX applies the Net Proceeds of that sale or other disposition, in accordance with the applicable provisions of the Indenture; or


   (2) in connection with any sale of all of the capital stock of a Guarantor, if SFX applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture.

OPTIONAL REDEMPTION

     Before December 1, 2001, SFX may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 109.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of an offering of common equity of SFX, other than Disqualified Stock; provided that:

   (1) at least 65% of the aggregate principal amount of the Notes originally issued in the offering remain outstanding immediately after the occurrence of each such redemption, excluding Notes held by SFX and its Subsidiaries; and

   (2) each such redemption shall occur within 75 days after the date of the closing of any such offering of common equity of SFX.

     Except pursuant to the preceding paragraph, SFX will not be able to redeem the Notes prior to December 1, 2003.

     After December 1, 2003, SFX may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:


YEAR                                    PERCENTAGE
------------------------------------- -------------
       2003 .........................     104.563%
       2004 .........................     103.042
       2005 .........................     101.521
       2006 and thereafter ..........     100.000%

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed. If the Notes are not so listed, the Trustee will make the selection of Notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under the caption "--Repurchase at the Option of Holders," SFX is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

     If a Change of Control occurs, each holder of Notes will have the right to require SFX to make an offer (a "Change of Control Offer") to each holder of Notes to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of such holder's Notes. In the Change of Control Offer, SFX will offer payment in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within ten days following a Change of Control, SFX will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. SFX will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, SFX will, to the extent lawful:

   (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

   (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

   (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by SFX.

     The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

     Prior to complying with the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, SFX will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. SFX will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require SFX to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require SFX to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Senior Credit Facility prohibits SFX from purchasing any Notes following a Change of Control and provide that certain change of control events with respect to SFX would constitute a default thereunder. Any other future credit agreements or other agreements relating to Senior Debt to which SFX becomes a party may contain similar restrictions. If a

Change of Control occurs at a time when SFX is prohibited from purchasing Notes, SFX could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If SFX does not obtain such a consent or repay such borrowings, SFX will remain prohibited from purchasing Notes. SFX's failure to purchase tendered Notes following a Change of Control would constitute an Event of Default under the Indenture which, in turn, is expected to constitute as default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. See "--Subordination."

     SFX will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by SFX and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     ASSET SALES

     SFX will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

   (1) SFX or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

   (2) at least 75% of the consideration therefor received by SFX or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed cash:

       (a) any liabilities, as shown on SFX's or such Restricted Subsidiary's most recent balance sheet, of SFX or such Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases SFX or such Restricted Subsidiary from further liability;

       (b) any securities, notes or other obligations received by SFX or such Restricted Subsidiary from such transferee that are immediately converted by SFX or such Restricted Subsidiary into cash, to the extent of the cash received; and

       (c) escrowed cash that SFX reasonably believes will be released from escrow within 365 days from the date of consummation of such Asset Sale.

     However, SFX and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with the preceding paragraph if:

   (1) SFX or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of; and

   (2) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, long-term assets used or useful in a Permitted Business and/or cash or Cash Equivalents;

provided that any cash or Cash Equivalents received by SFX or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the next paragraph.

     Within 365 days of the receipt of any Net Proceeds from an Asset Sale, SFX may apply such Net Proceeds, at its option:

   (1)   to repay Senior Debt;

   (2)   to acquire a controlling interest in another Permitted Business; and

   (3) to make a capital expenditure or to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, SFX may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, SFX will be required to make an offer to all holders of Notes and all holders of other pari passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem such other pari passu Indebtedness with the proceeds of sales of assets (an "Asset Sale Offer"). The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase and will be paid in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, SFX may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

     RESTRICTED PAYMENTS


     SFX will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:


   (1) declare or pay any dividend or make any other payment or distribution on account of SFX's or any of its Restricted Subsidiary's Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving SFX or any Restricted Subsidiary, or to any direct or indirect holders of SFX's Equity Interests in their capacity as such, other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of SFX to SFX or any Wholly Owned Restricted Subsidiary of SFX;

   (2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving SFX, any Equity Interests of SFX or any of its Restricted Subsidiaries or any direct or indirect parent of SFX, other than any such Equity Interests owned by SFX or any Restricted Subsidiary of SFX;

   (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of SFX or any Restricted Subsidiary that is subordinated to the Notes or any guarantee of the Notes, except a payment of interest or principal at Stated Maturity; or

   (4) make any Restricted Investment, all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments;"

unless, at the time of and after giving effect to such Restricted Payment:

   (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

   (2) SFX would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

   (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by SFX and its Restricted Subsidiaries after November 25, 1998, excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next paragraph, is less than the sum, without duplication, of:

       (a) 50% of the Consolidated Net Income of SFX for the period, taken as one accounting period, from the beginning of the first fiscal quarter commencing after November 25, 1998 to the end of SFX's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit; plus

       (b) 100% of the aggregate net cash proceeds received by SFX as a contribution to its common equity capital or from the issue or sale since November 25, 1998 of Equity Interests of SFX, other than Disqualified Stock, or from the issue or sale of Disqualified Stock or debt securities of SFX that have been converted into such Equity Interests, other than Equity Interests, or Disqualified Stock or convertible debt securities, sold to a Subsidiary of SFX and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock; plus

       (c) 50% of any dividends received by SFX or a Wholly Owned Restricted Subsidiary after November 25, 1998 from an Unrestricted Subsidiary of SFX, to the extent that such dividends were not otherwise included in Consolidated Net Income of SFX for such period; plus

       (d) to the extent that any Restricted Investment that was made after November 25, 1998 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, less the cost of disposition, if any, and (ii) the initial amount of such Restricted Investment.

     The preceding provisions will not prohibit:

   (1) the payment of any dividend within 60 days after its date of declaration, if at the date of declaration such payment would have complied with the provisions of the Indenture;

   (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of SFX or subordinated Indebtedness of SFX or any Guarantor in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of SFX, of other Equity Interests of SFX, other than any Disqualified Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph; and provided further that no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

   (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided that no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

   (4) the payment of any dividend by a Restricted Subsidiary of SFX to the holders of Equity Interests on a pro rata basis;

   (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of SFX or any Restricted Subsidiary of SFX held by any member of SFX's--or any of its Restricted Subsidiaries'--management or board of directors pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and

   (6) the repurchase, redemption or other acquisition or retirement for value or payment made in respect of any Equity Interests of SFX or any Restricted Subsidiary of SFX pursuant to any of the agreements relating to the Pending Acquisitions, each as in effect on the date of the Indenture; provided that no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

     The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by SFX or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Board of Directors shall determine in good faith the fair market value of any non-cash Restricted Payment. The Board of Directors' resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, SFX shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, the aggregate fair market value of all outstanding Investments by SFX and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Payment at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture. Any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of SFX as of such date, and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," SFX shall be in default of such covenant. The Board of Directors of SFX may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary. However, such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of SFX of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

   (1) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

   (2) no Default or Event of Default would be in existence immediately following such designation.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     SFX will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and SFX will not issue any shares of Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, that, if no Default or Event of Default has occurred and is continuing, SFX may incur Indebtedness, including Acquired Debt, or issue shares of Disqualified Stock and the Guarantors may issue shares of preferred stock if, SFX's Debt to Cash Flow Ratio at such time after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of SFX for which internal financial statements are available, would have been no greater than 7.0 to 1.0, if such incurrence or issuance is prior to December 31, 1999, or 6.5 to 1.0 thereafter.

     So long as no Default shall have occurred and be continuing or would be caused thereby, the preceding paragraph will not apply to the incurrence of any of the following types of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by SFX, and the guarantee thereof by Guarantors, of Indebtedness and Letters of Credit under one or more Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed $400.0 million, with letters of credit being deemed to have a principal amount equal to the maximum potential liability of SFX and the Guarantors thereunder, less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility that have been made since the date of the Indenture and less the aggregate amount of all commitment reductions of any revolving Indebtedness under a Credit Facility pursuant to clause (1) of the third paragraph of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

    (2) the incurrence by SFX and the guarantee thereof by the Guarantors of Indebtedness represented by the Notes and the Subsidiary Guarantees;

    (3) the incurrence by SFX and its Restricted Subsidiaries of the Existing Indebtedness;

    (4) the incurrence by SFX or its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of SFX or such Restricted Subsidiary, in an aggregate amount not to exceed $5.0 million at any time outstanding;

    (5) the incurrence by SFX or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the Indenture to be incurred by the first paragraph of this covenant, or by clauses (2),
        (3), (4), (5), (7) or (10) of this paragraph;

    (6) the incurrence of Indebtedness between or among SFX and any of its Restricted Subsidiaries; provided that:

        (a) if SFX is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all Obligations with respect to the Notes; and

        (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than SFX or a Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not either SFX or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by SFX or such Restricted Subsidiary, as the case may be;

    (7) the incurrence by SFX or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

    (8) the guarantee by SFX or any of the Guarantors of Indebtedness that was permitted to be incurred by another provision of this covenant;

    (9) the incurrence by SFX's Unrestricted Subsidiaries of Non-Recourse Debt, provided that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of SFX that was not permitted by this clause (9);

   (10) the issuance of preferred stock by SFX pursuant to the Contemporary Agreement, as in effect on the date of the Indenture; and

   (11) the incurrence by SFX or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred pursuant to clause (5) above to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $10.0 million.

     For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, SFX shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

     LIMITATION ON OTHER SENIOR SUBORDINATED DEBT

     The Indenture provides that:

    (1) SFX will not directly or indirectly incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes; and

    (2) no Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to its Guarantor Senior Debt and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

     LIENS

     SFX will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

     SALE AND LEASEBACK TRANSACTIONS

     SFX will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that SFX and the Guarantors may enter into a sale and leaseback transaction if:

     (1) SFX or such Guarantor could have

        (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens;"

    (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of such sale and leaseback transaction; and

    (3) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     SFX will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock to SFX or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to SFX or any of its Restricted Subsidiaries;

    (2) make loans or advances to SFX or any of its Restricted Subsidiaries;
        or

    (3) transfer any of its properties or assets to SFX or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) Existing Indebtedness as in effect on November 25, 1998;

    (2) the Senior Credit Facility and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, and any other agreement governing or relating to Senior Debt, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings and other agreements are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility;

    (3) the Indenture, the Notes and the Subsidiary Guarantees;

    (4) applicable law;

    (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by SFX or any of its Restricted Subsidiaries as in effect at the time of such acquisition,except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

    (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

    (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

    (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

    (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

   (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

   (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     ISSUANCES AND SALES OF EQUITY INTERESTS IN RESTRICTED SUBSIDIARIES

     SFX will not, and will not permit any Restricted Subsidiary of SFX to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of SFX to any Person, other than SFX or a Restricted Subsidiary of SFX, unless:

    (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

    (2) the cash Net Proceeds, if any, from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

Further, SFX will not permit any Restricted Subsidiary of SFX to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any Person other than to SFX or a Restricted Subsidiary of SFX except as permitted pursuant to the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."


     MERGER, CONSOLIDATION OR SALE OF ASSETS

     SFX may not consolidate or merge with or into another corporation, Person or entity, whether or not SFX is the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity; unless:

   (1)  either

       (a) SFX is the surviving corporation or

       (b) the entity or the Person formed by or surviving any such consolidation or merger, if other than SFX, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;


   (2) the entity or Person formed by or surviving any such consolidation or merger, if other than SFX, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of SFX under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

   (3) immediately after such transaction no Default or Event of Default exists; and

   (4) except in the case of a merger of SFX with or into a Wholly Owned Restricted Subsidiary of SFX, SFX or the entity or Person formed by or surviving any such consolidation or merger, if other than SFX, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, both immediately prior to and immediately after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     TRANSACTIONS WITH AFFILIATES

     SFX will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to SFX or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by SFX or such Restricted Subsidiary with an unrelated Person; and

     (2) SFX delivers to the Trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that a majority of the disinterested members of the Board of Directors approved such Affiliate Transaction; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to SFX of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

   (1) any employment agreement entered into by, and any compensation paid by, SFX or any of its Restricted Subsidiaries, in each case, approved by the Compensation Committee;

   (2)   transactions between or among SFX and/or its Restricted Subsidiaries;


   (3) payment of reasonable and customary directors fees to the Board of Directors of SFX and of its Restricted Subsidiaries consistent with past practices and the issuance of shares of SFX to the Directors who were holders of options or stock appreciation rights in Broadcasting as of the Spin-Off record date, whether or not vested;

   (4) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of SFX or any of its Restricted Subsidiaries, as determined by the Board of Directors of SFX or of any such Restricted Subsidiary, to the extent such fees and compensation are reasonable, customary and consistent with past practices;

   (5) the transactions specifically contemplated by the Merger Agreement, the agreements relating to the Pending Acquisitions or by instruments referred to in any such agreements, in each case, as the same are in effect on the date of the Indenture;

   (6)   the Spin-Off Transactions;

   (7) the transactions specifically contemplated by the Delsener/Slater Employment Agreements, in each case, as in effect on the date of the Indenture;

   (8) the Meadows Repurchase and the Series E Preferred Repurchase; provided that SFX receives either:

       (a) a cash payment from Broadcasting or Broadcasting Buyer or an Affiliate thereof at or prior to the date of the Merger at least equal to the aggregate amount expended by SFX in the Meadows Repurchase and the Series E Preferred Repurchase less $3.0 million; or

       (b)   an increase in favor of SFX in the Working Capital
             Adjustment, including the avoidance of a decrease, contemplated by the Merger Agreement in an amount at least equal to the aggregate amount expended by SFX in the Meadows Repurchase and the Series E Preferred Repurchase less $3.0 million; or

       (c) any combination thereof adding up to an amount at least equal to the aggregate amount expended by SFX in the Meadows Repurchase and the Series E Preferred Repurchase less $3.0 million; and

   (9) any Restricted Payment that is permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

     ADDITIONAL SUBSIDIARY GUARANTEES

     If SFX or any of its Restricted Subsidiaries acquires or creates another domestic Restricted Subsidiary after the date of the Indenture, other than the Non-Guarantor Subsidiaries, or if any domestic Unrestricted Subsidiary becomes a Restricted Subsidiary of SFX, then such Subsidiary will execute a Subsidiary Guarantee of the Notes and deliver an opinion of counsel, in accordance with the terms of the Indenture.

     PAYMENTS FOR CONSENT

     SFX will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to any holder of any Notes as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     BUSINESS ACTIVITIES

     SFX will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, unless it would not be material to SFX and its Restricted Subsidiaries taken as a whole.

     REPORTS

     Whether or not required by the Commission, so long as any Notes are outstanding, SFX will furnish to the holders of Notes, within the time periods specified in the Commission's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if SFX were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of SFX and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by SFX's certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if SFX were required to file such reports.

     In addition, whether or not required by the Commission, SFX will file a copy of all such information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.


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

EVENTS OF DEFAULT AND REMEDIES


     Each of the following constitutes an Event of Default:

    (1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes, whether or not prohibited by the subordination provisions of the Indenture;

    (2) default in payment when due of the principal of or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

    (3) failure by SFX or any Restricted Subsidiary to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control" or "--Certain Covenants--Merger, Consolidation or Sale of Assets";

    (4) failure by SFX or any Restricted Subsidiary for 30 days after written notice by the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments" or "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

    (5) failure by SFX or any Restricted Subsidiary for 60 days after written notice by the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes to comply with any of its other agreements in the Indenture or the Notes;

    (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by SFX or any of its Restricted Subsidiaries, or the payment of which is guaranteed by SFX or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if that default:

       (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

       (b) results in the acceleration of such Indebtedness prior to its express maturity;

   and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

    (7) failure by SFX or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

    (8) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

    (9) certain events of bankruptcy or insolvency with respect to SFX or any of SFX's Restricted Subsidiaries that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries of SFX that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. However, if an Event of Default arises from certain events of bankruptcy or insolvency, with respect to SFX, any Restricted Subsidiary of SFX that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries of SFX that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     If an Event of Default occurs by reason of any willful action or inaction taken or not taken by or on behalf of SFX with the intention of avoiding payment of the premium that SFX would have had to pay if SFX then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to December 1, 2003 by reason of any willful action or inaction taken or not taken by or on behalf of SFX with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     SFX is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, SFX is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee or stockholder of SFX or any Guarantor, as such, will have any liability for any obligations of SFX or any Guarantor under the Notes, the Subsidiary Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     SFX may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and to have each Guarantor's obligation discharged with respect to its Subsidiary Guarantee ("Legal Defeasance"), except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on the Notes when such payments are due from the trust referred to below;

(2) SFX's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and SFX's obligations in connection therewith; and

(4)   the Legal Defeasance provisions of the Indenture.

     In addition, SFX may, at its option and at any time, elect to have the obligations of SFX and each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. If Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under the caption "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) SFX must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and SFX must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, SFX shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

    (a) SFX has received from, or there has been published by, the Internal Revenue Service a ruling or

    (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, SFX shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the Indenture, to which SFX or any of its Subsidiaries is a party or by which SFX or any of its Subsidiaries is bound;

(6) SFX shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

(7) SFX shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by SFX with the intent of preferring the holders of Notes over the other creditors of SFX with the intent of defeating, hindering, delaying or defrauding creditors of SFX or others; and

(8) SFX shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and SFX may require a holder to pay any taxes and fees required by law or permitted by the Indenture. SFX is not required to transfer or exchange any Note selected for redemption. Also, SFX is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     The Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes. Any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes, including consents obtained in connection with a tender offer or exchange offer for Notes.

     However, without the consent of each holder affected, an amendment or waiver may not, with respect to any Notes held by a non-consenting holder:

   (1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver,

   (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders;"

   (3) reduce the rate of or change the time for payment of interest on any Note;

   (4) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages, if any, on the Notes except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

   (5)   make any Note payable in money other than that stated in the Notes;

   (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the Notes;

   (7) waive a redemption payment with respect to any Note, other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders;"

   (8)   release any Guarantor from its Subsidiary Guarantee; or

   (9)   make any change in the foregoing amendment and waiver provisions.

     In addition, any amendment to the provisions of Article 10 of the Indenture relating to subordination will require the consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of holders of Notes.

     Notwithstanding the preceding, without the consent of any holder of Notes, SFX, a Guarantor, with respect to a Subsidiary Guarantee or the Indenture to which it is a party, and the Trustee may amend or supplement the Indenture, the Notes or any Subsidiary Guarantee:

   (1)   to cure any ambiguity, defect or inconsistency;

   (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

   (3) to provide for the assumption of SFX's or any Guarantor's obligations to holders of Notes in the case of a merger or consolidation or sale of substantially all of SFX's assets;

   (4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

   (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     If the Trustee becomes a creditor of SFX, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs and continues, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


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


BOOK-ENTRY, DELIVERY AND FORM

     The Old Notes have been sold in reliance on Rule 144A ("Rule 144A Notes") and on Regulation S ("Regulation S Notes"). Rule 144A Notes are represented by one or more Notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes initially are represented by one or more Notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes" and, together with the Rule 144A Global Notes, the "Global Notes"). The Global Notes have been deposited with the Trustee as custodian for DTC, in New York, New York, and are registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circustances described below.

     All Old Notes bear restrictive legends and some transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants including, if applicable, those of Euroclear System ("Euroclear") and Cedel S.A. ("Cedel").

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

     DTC has advised SFX that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, including the Initial Purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised SFX that, pursuant to procedures established by it:

    (1) upon deposit of the Global Notes, DTC has credited the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

    (2) ownership of such interests in the Global Notes is shown on, and the transfer of ownership thereof may be effected only through, records maintained by DTC, with respect to the Participants, or by the Participants and the Indirect Participants, with respect to other owners of beneficial interest in the Global Notes.

     Investors in the Rule 144A Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations, including Euroclear and Cedel, which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of a restricted distribution period, investors may also hold interests in the Regulation S Global Notes through organizations other than Euroclear and Cedel that are Participants in the DTC system. Euroclear and Cedel hold interests in the Regulation S Global Note on behalf of their Participants through customers' securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, hold such interests in the Regulation S Global Notes in customers' securities accounts in the depositories' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held by Euroclear or Cedel may be also be subject to the procedures and requirements of such system.

     Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

     Payments in respect of the principal of, and premium, if any, Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, SFX and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither SFX, the Trustee nor any agent of SFX or the Trustee has or will have any responsibility or liability for:

   (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of any beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

   (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised SFX that its current practice, upon receipt of any payment in respect of securities such as the Notes, including principal and interest, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or SFX. Neither SFX nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and SFX and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Except for trades involving only Euroclear and Cedel participants, interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     DTC has advised SFX that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither SFX nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If:


     (1) DTC


          (a) notifies SFX that it is unwilling or unable to continue as depositary for the Global Notes and SFX fails to appoint a successor depositary or


          (b) has ceased to be a clearing agency registered under the Exchange Act;


     (2) SFX, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes; or


     (3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes,


a Global Note will be exchangeable for definitive Notes in registered form ("Certificated Notes"). Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons, or the nominee of any thereof.


     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. Further, Certificated Notes may be exchanged for beneficial interests in Global Notes upon a delivery by the holder of a certificate to the Trustee that the transfer will comply with the transfer restrictions of the Note.


     Neither SFX nor the Trustee will be liable for any delay by the Global Note holder or the depositary in identifying the beneficial owners of Notes and SFX and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or the depositary for all purposes.


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


SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to certificated Notes, SFX will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holder thereof or, if no such account is specified, by mailing a check to each such holder's registered address. SFX expects that secondary trading in the certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Holders of the New Notes are not entitled to any registration rights with respect to the New Notes. SFX, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement for the benefit of the holders of the Old Notes, pursuant to which SFX and the Guarantors agreed to use its best efforts to file with the Commission the Exchange Offer Registration Statement with respect to the New Notes by March 5, 1999 and use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to April 19, 1999. Unless the exchange offer would not be permitted by applicable law or Commission policy, SFX will commence the exchange offer and use its best efforts to issue, on or before 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the exchange offer. Upon the Exchange Offer Registration Statement being declared effective, SFX will offer the New Notes in exchange for surrender of the Old Notes.


     If:


    (1) SFX and the Guarantors are not required to file the Exchange Offer Registration Statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or


    (2) any holder of Transfer Restricted Securities notifies SFX before the 20th day following consummation of the exchange offer that:


          (a) it is prohibited by law or Commission policy from participating in the exchange offer; or


          (b) that it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or


          (c) that it is a broker-dealer and owns Notes acquired directly from SFX or an affiliate of SFX,


SFX and the Guarantors will file with the Commission no later than 30 days after the filing obligation arises a Shelf Registration Statement to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. SFX and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission on or prior to 90 days after such obligation arises.

     For purposes of the foregoing, "Transfer Restricted Securities" means each Note until:

     (1) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the exchange offer;

     (2) following the exchange by a broker-dealer in the exchange offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

     (3) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

     (4) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     If:

     (1) SFX and the Guarantors fail to file any of the Registration Statements required by the registration rights agreement on or before the date specified for such filing;

     (2) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

     (3) SFX fails to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

     (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement--each such event referred to in clauses (1) through (4) above a "Registration Default,"

then SFX and the Guarantors will pay Liquidated Damages to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, equal to $.05 per week per $1,000 principal amount of Notes held by such holder. Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Notes. SFX will pay all accrued Liquidated Damages on each Damages Payment Date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person is deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Acquired Businesses" means each of the businesses to be acquired by SFX pursuant to the Pending Acquisitions.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights--including, without limitation, by way of a sale and leaseback--excluding sales of services and ancillary products in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of SFX and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issue or sale by SFX or any of its Subsidiaries of Equity Interests of any of SFX's Subsidiaries, in the case of either clause
          (1) or (2), whether in a single transaction or a series of related transactions that have a fair market value in excess of $5.0 million, or for net proceeds in excess of $5.0 million.

Notwithstanding the preceding, the following items will not be deemed to be an Asset Sale:

     (1) a transfer of assets by SFX to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to SFX or to another Wholly Owned Restricted Subsidiary;

     (2) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to SFX or to another Wholly Owned Restricted Subsidiary;

     (3) the transfer of obsolete equipment in the ordinary course of business;

     (4) the sale and leaseback of any assets within 90 days of the acquisition of such assets; and

     (5) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discounted rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person", as such term is used in Section 13(d)(3) of the Exchange Act, such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

     "Broadcasting Merger" means the merger of SBI Radio Acquisition Corporation with and into SFX Broadcasting, Inc., pursuant to which SFX Broadcasting, Inc. became a subsidiary of SBI Holding Co.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1)  in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (1)  United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Cellar Door Agreement" means any agreement by SFX to acquire the Cellar Door music promotion and entertainment business, on terms similar to the letter of intent dated August 12, 1998, and any additional agreements related thereto.



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     "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition, other than the Spin-Off or by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of SFX and its Subsidiaries taken as a whole to any "person"--as such term is used in Section 13(d)(3) of the Exchange Act--other than the Principal or a Related Party of the Principal;

     (2) the adoption of a plan relating to the liquidation or dissolution of SFX;

     (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined above, other than the Principal and his Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of SFX; or

     (4) the first day on which a majority of the members of the Board of Directors of SFX are not Continuing Directors.

     "Compensation Committee" means a committee of at least two members of the Board of Directors of SFX, a majority of whom are:

     (1) independent directors elected by the holders of Class A common stock of SFX; and

     (2)  not interested in the particular transactions being approved.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

     (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligation, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation expense for such period, to the extent the same was deducted in computing such Consolidated Net Income; plus

     (5) all amortization expense and other non-cash expenses--excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period--for such period, to the extent the same was deducted in computing such Consolidated Net Income; plus

     (6) unusual and nonrecurring charges paid or accrued in 1997 or 1998, including, but not limited to, legal, accounting, investment banking, severance, termination, non-compete and consent fees relating to the Merger Agreement, the Spin-Off, the Pending Acquisitions and transactions related thereto; minus


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


     (7) non-cash items increasing such Consolidated Net Income for such period; minus

     (8) except to the extent already deducted in computing Consolidated Net Income for such period, preproduction expenses and investments in theatrical productions incurred or made during such period by SFX or any Restricted Subsidiary as set forth in SFX's Consolidated Statement of Cash Flows; plus

     (9) any cash return of capital paid to SFX or a Restricted Subsidiary during such period associated with a preproduction expense or investment in theatrical productions to the extent the same was deducted pursuant to clause (8) above in computing Consolidated Cash Flow for such period or a prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

     (1) the total amount of Indebtedness and Attributable Debt of such Person and its Restricted Subsidiaries; plus

     (2) the total amount of Indebtedness and Attributable Debt of any other Person, to the extent that such Indebtedness or Attributable Debt has been guaranteed by the referent Person or by one or more of its Restricted Subsidiaries or is secured by a Lien on assets of the referent Person or any of its Restricted Subsidiaries; plus

     (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income, but not loss, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval, that has not been obtained, or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (4) the cumulative effect of a change in accounting principles shall be excluded; and

     (5) the Net Income, but not loss, of any Unrestricted Subsidiary shall be excluded, whether or not distributed to SFX or one of its Restricted Subsidiaries.

     "Contemporary Agreement" means the agreement by SFX to acquire The Contemporary Group, dated as of December 12, 1997, and the agreements related thereto, each as in effect on the date of the Indenture.


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


     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of SFX who

     (1)  was a member of such Board of Directors on the date of the Indenture;
          or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facility" or "Credit Facilities" means one or more debt facilities, including, without limitation, the Senior Credit Facility, or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

     "Debt to Cash Flow Ratio" means, with respect to any Person as of any date of determination (the "Calculation Date"), the ratio of the Consolidated Indebtedness of such Person as of such date, to the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. Such determination is made on a pro forma basis after giving effect to all acquisitions and dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination, including any related financing transactions, as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period.

For purposes of making the computation referred to above:

     (1) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of by SFX or any of its Restricted Subsidiaries prior to the Calculation Date, will be excluded.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Delsener/Slater Employment Agreements" means:

     (1) the employment agreement dated January 2, 1997, among Broadcasting, Delsener/Slater Enterprises, Inc. and Mitch Slater; and

     (2) the employment agreement dated January 2, 1997 among Broadcasting, Delsener/Slater Enterprises, Inc. and Ron Delsener, in each case as in effect on the date of the Indenture.


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


     "Designated Senior Debt" means:

     (1)  any Indebtedness outstanding under the Senior Credit Facility; and

     (2) any other Senior Debt or Guarantor Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by SFX as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require SFX to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "Existing Indebtedness" means Indebtedness in existence on the date of the Indenture, other than Indebtedness under Credit Facilities, until such Indebtedness is repaid.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hedging Obligations" means the obligations of any Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person without duplication, any indebtedness of such Person, whether or not contingent, in respect of

     (1)  borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof;

     (3)  banker's acceptances;

     (4)  representing Capital Lease Obligations; or


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


     (5) the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable,

if and to the extent any of the foregoing indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, "Indebtedness" includes all indebtedness of others secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person, and to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If SFX or any Subsidiary of SFX sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of SFX such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of SFX, SFX shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes of any jurisdiction.

     "Marquee" means The Marquee Group, Inc., a Delaware corporation.

     "Marquee Merger Agreement" means the Agreement and Plan of Merger dated July 23, 1998, as amended, providing for the merger of a wholly owned subsidiary of SFX with and into Marquee, and all transactions and agreements specifically contemplated thereby or by instruments referred to therein, each as in effect on the date of the Indenture.

     "Meadows Repurchase" means the transfer by Broadcasting to SFX of an option to repurchase, and the purchase by SFX, of up to 250,838 shares of Class A common stock of Broadcasting for $33.00 per share, pursuant to an option granted in connection with the Agreement of Merger, dated February 12, 1997, by and among Broadcasting, NOC Acquisition Corp., CAPCO Acquisition Corp., QN Acquisition Corp., Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners and the


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


stockholders of Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp. listed on the signature pages thereto and the transfer of such stock to Broadcasting prior to the Broadcasting Merger.

     "Merger Agreement" means the Agreement and Plan of Merger dated as of August 24, 1997, that provides for the Broadcasting Merger and all transactions and agreements specifically contemplated thereby or by instruments referred to therein, each as in effect on the date of the Indenture.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain, but not loss, together with any related provision for taxes on such gain, but not loss, realized in connection with:

          (a) any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions; or

          (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

h    (2)   any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

     "Net Proceeds" means the aggregate cash proceeds received by SFX or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Guarantor Subsidiaries" means Walnut Creek Amphitheater Partnership, Coral Sky Amphitheater Partnership, PACE Entertainment Charitable Foundation and PTG-Florida, Inc./BSMG Joint Venture.

     "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither SFX nor any of its Restricted Subsidiaries

          (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness,

          (b) is directly or indirectly liable, as a guarantor or otherwise, or

          (c)  constitutes the lender;

     (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness, other than the Notes being offered hereby, of SFX or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and


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


     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of SFX or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Pace Agreement" means the agreement by SFX to acquire PACE Entertainment Corporation, including the Agreements relating to the Sony Acquisition and the Blockbuster Acquisition to acquire a 100% interest in Pavilion Partners, dated December 12, 1997 and the agreements related thereto, each as in effect on the date of the Indenture.

     "Pace Acquisition Facility" means the agreement by SFX, pursuant to the Pace Agreement, to provide to PACE Entertainment Corporation up to an aggregate of $25.0 million to be used to fund certain acquisitions, as in effect on the date of the Indenture.

     "Pending Acquisitions" means the acquisition by SFX of

     (1) Cellar Door; and

     (2) Marquee and including the transactions and agreements specifically related thereto.

     "Permitted Business" means the live entertainment business and any business reasonably similar, complementary, ancillary or related thereto, including the Pending Acquisitions.

     "Permitted Investments" means:

     (1) any Investment in SFX or in a Guarantor;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by SFX or any Restricted Subsidiary of SFX in a Person engaged in a Permitted Business, if:

          (a) as a result of, or concurrently with, such Investment such Person becomes a Guarantor; or

          (b) as a result of, or concurrently with, such Investment such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SFX or a Guarantor; or

          (c) SFX or a Guarantor has entered into a binding agreement to acquire such Person or all or substantially all of the assets of such Person, which agreement is in effect on the date of such Investment, and such Person becomes a Guarantor or such transaction is consummated, in each case within 180 days of the date of such Investment;

     (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

     (5) any obligations or shares of Capital Stock received in connection with or as a result of a bankruptcy, workout or reorganization of the issuer of such obligations or shares of Capital Stock;

     (6)  any Investment received involuntarily;


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


     (7) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of SFX;

     (8) any Investment made under the Pace Acquisition Facility pursuant to the Pace Agreement as in effect on the date of the Indenture;

     (9) any Investment owned by any of the Acquired Businesses as of the date such Acquired Business is acquired;

     (10) other Investments in Persons engaged in Permitted Businesses, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed 5% of Total Tangible Assets;

     (11) the consummation of the Pending Acquisitions;

     (12) the Meadows Repurchase and the Series E Preferred Repurchase; provided that SFX receives either;

          (a) a cash payment from Broadcasting or Broadcasting Buyer or an Affiliate thereof at or prior to the date of the Merger at least equal to the aggregate amount expended by SFX in the Meadows Repurchase and the Series E Preferred Repurchase less $3.0 million, or

          (b) an increase in favor of SFX in the Working Capital Adjustment, including the avoidance of a decrease, contemplated by the Merger Agreement in an amount at least equal to the aggregate amount expended by SFX in the Meadows Repurchase and the Series E Preferred Repurchase less $3.0 million or

          (c) any combination thereof adding up to an amount at least equal to the aggregate amount expended by SFX in the Meadows Repurchase and the Series E Preferred Repurchase less $3.0 million; and

     (13) other Investments in any Person, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed $4.0 million.

     "Permitted Junior Securities" means Equity Interests in SFX or debt securities of SFX or the relevant Guarantor that are subordinated to all Senior Debt, and any debt securities issued in exchange for Senior Debt, or Guarantor Senior Debt, and any debt securities issued in exchange for Guarantor Senior Debt, as applicable, to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt or the Subsidiary Guarantees are subordinated to Guarantor Senior Debt, as applicable, pursuant to the Indenture.

     "Permitted Liens" means:

     (1) Liens securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

     (2)  Liens in favor of SFX or any of its Restricted Subsidiaries;

     (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with SFX or any Restricted Subsidiary of SFX, provided that such


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

          Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with SFX;

     (4) Liens on property existing at the time of acquisition thereof by SFX or any Restricted Subsidiary of SFX, provided that such Liens were in existence prior to the contemplation of such acquisition;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6)  Liens existing on the date of the Indenture;

     (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and

     (8) Liens incurred in the ordinary course of business of SFX or any Restricted Subsidiary of SFX with respect to obligations that do not exceed $2.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of SFX or any of its Restricted Subsidiaries or any Disqualified Stock of SFX issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of SFX or any of its Restricted Subsidiaries; provided that:

     (1) the principal amount, or accreted value or liquidation preference, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu with the Notes, such Permitted Refinancing Indebtedness is pari passu with or subordinated in right of payment to the Notes or is Disqualified Stock;

     (4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or is Disqualified Stock; and

     (5) such Indebtedness is incurred either by SFX or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or such Disqualified Stock is issued by SFX, as applicable.

     "Principal" means Robert F.X. Sillerman.

     "Related Party" with respect to the Principal means:

     (1)  any spouse or immediate family member of the Principal; or

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Credit Facility" means that certain credit agreement by and among SFX, the Guarantors, the lenders party thereto, The Bank of New York, as Administrative Agent, Lehman Commercial Paper Inc. and Goldman Credit Partners L.P., each as Co-Agents, as contemplated by that certain commitment letter by and among SFX, the Guarantors, The Bank of New York, as Arranger, and Lehman Brothers Inc. and Goldman, Sachs & Co., each as Co-Arrangers, each as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Senior Debt" means:

     (1) all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

     (2) any other Indebtedness of SFX or any Guarantor permitted to be incurred under the terms of the Indenture, other than the February 2008 Notes, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or the Subsidiary Guarantees; and

     (3) all Obligations of SFX or any Guarantor with respect to the foregoing.

Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

     (1) any liability for federal, state, local or other taxes owed or owing by SFX;

     (2) any Indebtedness of SFX or any Guarantor to any of its Subsidiaries or other Affiliates;

     (3)  any trade payables; or

     (4) any Indebtedness that is incurred in violation of the Indenture;

provided that Indebtedness under Credit Facilities will not cease to be Senior Debt if borrowed based upon a written certificate from a purported officer of SFX to the effect that such Indebtedness was permitted by the Indenture to be incurred. The Notes will be pari passu with the February 2008 Notes.

     "Series E Preferred Repurchase" means the purchase by SFX of up to $14.2 million in liquidation preference of 12 5/8% Series E Cumulative Exchangeable Preferred Stock due October 31, 2006 of Broadcasting and the dividend or other transfer of such stock to Broadcasting prior to the Broadcasting Merger.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Spin-Off" means the distribution of the common stock of SFX pro rata to the holders of Broadcasting or other disposition pursuant to, or as permitted by, the Merger Agreement of all the capital stock and assets of SFX and its Subsidiaries.

     "Spin-Off Transaction" means the Spin-Off, the Merger Agreement and related transactions described or referred to in the Offering Memorandum of SFX dated February 5, 1998.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof.

     "Total Tangible Assets" means, as of any date,

     (1) the total consolidated assets of SFX and its Restricted Subsidiaries, as set forth on SFX's most recently available internal consolidated balance sheet; minus

     (2) the total consolidated intangible assets of SFX and its Restricted Subsidiaries, as set forth on such consolidated balance sheet.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with SFX or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SFX or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of SFX;

     (3) is a Person with respect to which neither SFX nor any of its Restricted Subsidiaries has any direct or indirect obligation

          (a)  to subscribe for additional Equity Interests or

          (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of SFX or any of its Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of SFX or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of SFX or any of its Restricted Subsidiaries.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:


     (1)  the sum of the products obtained by multiplying


          (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by


          (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by


     (2)  the then outstanding principal amount of such Indebtedness.


     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal tax consequences associated with the exchange of the Old Notes for the New Notes pursuant to the exchange offer and disposition of the New Notes. This summary applies only to a beneficial owner of New Notes who acquired Old Notes at the initial offering for the original offering price thereof and who acquires the New Notes pursuant to the exchange offer. This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. This discussion does not consider any specific facts or circumstances that may apply to a particular holder. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding, and disposing of the New Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

     For purposes of this discussion, a "U.S. Holder" means a holder of New Notes that is either a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. A non-U.S. Holder is a holder of New Notes other than a U.S. Holder.

EXCHANGE OFFER

     The exchange of Old Notes for New Notes pursuant to the exchange offer will not constitute a "significant modification" of the Old Notes for United States federal income tax purposes and, accordingly, the New Notes received will be treated as a continuation of the Old Notes in the hand of such holder. As a result, there will be no United States federal income tax consequences to a U.S. Holder who exchanges Old Notes for New Notes pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the New Notes for United States federal income tax purposes as it had in the Old Notes immediately before the exchange.

STATED INTEREST

     The holders of New Notes will include stated interest in gross income in accordance with their methods of accounting for tax purposes as if the exchange had not occurred (including interest on Old Notes to the date of the issuance of the New Notes).

DISPOSITION

     In general, a U.S. Holder of New Notes will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the New Notes measured by the difference between the amount of cash and fair market value of property received (not attributable to accrued, but unpaid interest) and the holder's tax basis in the New Notes. Any such gain or loss will generally be long-term capital gain or loss, provided that the New Notes constitute a capital asset in the hands of the holder and had been held for more than one year (including the period that such holder held the Old Notes exchanged for such New Notes).

NON-U.S. HOLDERS

     Under present United States federal income and estate tax law, assuming certain certification requirements are satisfied (which include identification of the beneficial owner of the instrument), and subject to the discussion of backup withholding below:

     (a) payments of interest on the New Notes to any non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that:

         (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of SFX entitled to vote,

         (2) the holder is not (i) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or (ii) a controlled foreign corporation that is related to SFX through stock ownership, and

         (3) such interest payments are not effectively connected with the conduct of a United States trade or business of the holder;

     (b) a holder of New Notes who is a non-U.S. Holder will not be subject to the United States federal income tax on gain realized on the sale, exchange, or other disposition of New Notes, unless:

         (1) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, or

         (2) the gain is effectively connected with the conduct of a United States trade or business of the holder; and

     (c) if interest on the New Notes is exempt from withholding of United States federal income tax under the rules described above (without regard to the certification requirement), the New Notes will not be included in the estate of a deceased non-U.S. Holder for United States federal estate tax purposes.

     The certification referred to above may be made on an Internal Revenue Service Form W-8 or a substantially similar substitute form.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     SFX will, where required, report to the holders of New Notes and the Internal Revenue Service the amount of any interest paid on the New Notes in each calendar year and the amounts of federal tax withheld, if any, with respect to such payments. A noncorporate U.S. Holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of principal and interest made on New Notes, or on proceeds of the disposition of New Notes before maturity, unless such U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules. Such information may be made on an Internal Revenue Service Form W-9 or a substantially similar substitute form.

     Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to interest paid on the New Notes to a non-U.S. Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of the New Notes are subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its non-U.S. Holder status under penalties of perjury and provides its name and address or otherwise establishes an exemption. This certification may be made on an Internal

Revenue Service Form W-8 or a substantially similar substitute form. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the New Notes by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

NEW TREASURY REGULATIONS APPLICABLE TO NON-U.S. HOLDERS

     On October 6, 1997, the United States Treasury Department issued final Treasury regulations governing certification procedures regarding both United States federal withholding tax and backup withholding tax on certain amounts paid to non-U.S. Holders after December 31, 1999. The new Treasury regulations modify and, in general, unify the way in which non-U.S. Holders may establish eligibility for United States federal withholding tax exemptions, including that under a tax treaty, and an exemption from backup withholding.


     For example, the new Treasury regulations will require new forms, which non-U.S. Holders will generally have to provide earlier than you would have had to provide replacements for expiring existing forms. The new Treasury regulations also clarify the standards upon which withholding agents of non-U.S. Holders may rely, add requirements in order for non-U.S. Holders to claim reduced federal tax withholding under a tax treaty, and provide different procedures in order for foreign intermediaries and flow-through entities (such as foreign partnerships) to claim the benefit of applicable exemptions if they receive payments on behalf of non-U.S. Holders.


     The new Treasury regulations are particularly complex. Non-U.S. Holders should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on their investment in the New Notes.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Commission set forth in no-action letters issued to third parties in similar transactions, SFX believes that the New Notes issued in the exchange offer for the Old Notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of such holders' business and the holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of New Notes. This position does not apply to any holder that is:

     (1) an "affiliate" of SFX within the meaning of Rule 406 under the Securities Act;

     (2) a broker-dealer who acquired Notes directly from SFX; or

     (3) a broker-dealer who acquired Notes as a result of market-making or other trading activities.

Any broker-dealers ("Participating Broker-Dealers") receiving New Notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the New Notes. To date, the Commission has taken the position that Participating Broker- Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the Old Notes to the initial purchasers, with this prospectus.

     Each broker dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. SFX has agreed that for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. For a period of 180 days after the Commission declares the registration statement containing this prospectus effective, SFX will promptly send additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such document in the Letter of Transmittal.

     SFX will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     SFX has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

     Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from SFX of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading, which notice SFX agrees to deliver promptly to such broker-dealer, such broker-dealer will suspend use of the prospectus until SFX has amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental prospectus to such broker-dealer.


                                 LEGAL MATTERS

     Winston & Strawn, New York, New York, will pass upon certain legal matters with respect to the validity of the issuance of the New Notes.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of:


     o SFX as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and


     o Delsner/Slater Enterprises, Ltd. and Affiliated Companies (predecessor) for the year ended December 31, 1996.


     These consolidated financial statements (as included in SFX's Annual Report on Form 10-K for the year ended December 31, 1998) are incorporated into this prospectus by reference, and have been incorporated in reliance on the reports of the firm based upon their authority as experts in accounting and auditing.


                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS


     SFX believes that certain statements contained in this prospectus or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. These include statements contained in this prospectus or incorporated by reference in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:


     o statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations of these words; and


     o    other statements about matters that are not historical facts.


     SFX may be unable to achieve future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. See "Risk Factors." Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

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     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR REPRESENT
ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN
ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF APRIL 15, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.




                               TABLE OF CONTENTS



                                           PAGE
                                          -----
Prospectus Summary ....................     1
Risk Factors ..........................     8
The Exchange Offer ....................    15
Use of Proceeds .......................    27
Management ............................    28
Principal Stockholders ................    39
Certain Relationships and
   Related Transactions ...............    42
Description of Indebtedness ...........    45
Description of the Old Notes ..........    51
Description of the New Notes ..........    52
United States Federal Tax
   Considerations .....................    92
Plan of Distribution ..................    95
Legal Matters .........................    96
Experts ...............................    97
Safe Harbor for
   Forward-Looking Statements..........    97


                                  [SFX LOGO]




                             OFFER TO EXCHANGE ALL


                            OUTSTANDING 9 1/8% SENIOR
                               SUBORDINATED NOTES
                               DUE DECEMBER 2008
                        ($200,000,000 PRINCIPAL AMOUNT)


                                      FOR


                            REGISTERED 9 1/8% SENIOR
                               SUBORDINATED NOTES
                               DUE DECEMBER 2008
                        ($200,000,000 PRINCIPAL AMOUNT)

                    The Information Agent for the Offer is:

                               [GRAPHIC OMITTED]


                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: 1-800-223-2064



                                 APRIL 15, 1999

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